UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14 (a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

BUCYRUS INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person (s) Filing Proxy Statement, if other than the Registrant)

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Reg. (S) 240.14a-101

SEC 1913 (3–99)

Bucyrus International, Inc.

P.O. Box 500

1100 Milwaukee Avenue

South Milwaukee, Wisconsin 53172

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Bucyrus International, Inc.:

On behalf of our Board of Directors, you are cordially invited to attend our 2008 annual meeting of stockholders, which will be held on Thursday, April 24, 2008 at 10 a.m. Central Standard Time at our company’s headquarters located at 1100 Milwaukee Avenue, South Milwaukee, Wisconsin for the following purposes:

1.	To elect one person to our Board of Directors;

2.	To approve an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our Class A common stock;

3.	To approve amendments to our Amended and Restated Certificate of Incorporation to eliminate references to our Class B common stock and rename our Class A common stock;

4.	To ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm; and

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Our Board of Directors has fixed the close of business on February 25, 2008 as the record date for the determination of the stockholders entitled to notice of, and to vote at, our annual meeting.

We hope that you will be able to attend the meeting in person, but if you are unable to do so, please complete, sign and promptly mail back the enclosed proxy card using the return postage paid envelope provided. If, for any reason, you should change your plans, you may revoke the card at any time before the meeting. Mailing your proxy card in the enclosed return envelope will not limit your right to vote in person or to attend our annual meeting of stockholders. This proxy statement and proxy card are being mailed to stockholders beginning on or about March 30, 2008.

Important Notice Regarding the Availability of Proxy Materials for our Stockholder Meeting to be Held on April 24, 2008. The Bucyrus International, Inc. proxy statement for our 2008 Annual Meeting of Stockholders and our 2007 Annual Report to Stockholders are available at ww3.ics.adp.com/streetlink/bucy.

Sincerely,

Craig R. Mackus Chief Financial Officer and Secretary

South Milwaukee, Wisconsin

March 30, 2008

Notice of Annual Meeting	Cover

Proxy Statement	1

Attendance and Voting Matters	1

Election of Directors (Proposal 1)	2

Corporate Governance	4

Stock Ownership of Certain Beneficial Owners and Management	7

Compensation Discussion and Analysis	10

Executive Compensation	24

Compensation Committee Report	38

Audit Committee Report	39

Approval of an Amendment to our Amended and Restated Certificate of Incorporation to Increase the Number of Authorized Shares of our Class A Common Stock (Proposal 2)	40

Approval of Amendments to our Amended and Restated Certificate of Incorporation to Eliminate References to our Class B Common Stock and Rename our Class A Common Stock (Proposal 3)	42

Ratification of Appointment of Independent Registered Public Accounting Firm (Proposal 4)	43

Section 16(a) Beneficial Ownership Reporting Compliance	44

Stockholder Proposals	44

Cost of Proxy Solicitation	44

Other Matters	45

Annual Report	46

PROXY STATEMENT

FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, APRIL 24, 2008

ATTENDANCE AND VOTING MATTERS

Bucyrus International, Inc. (“we”, “our”, “us” or “Company”), a Delaware corporation, is mailing this proxy statement to stockholders in connection with a solicitation of proxies by our Board of Directors (“Board”) for use at our 2008 annual meeting of stockholders to be held on Thursday, April 24, 2008 at 10 a.m. Central Standard Time at our headquarters located at 1100 Milwaukee Avenue, South Milwaukee, Wisconsin and all adjournments or postponements thereof (“Annual Meeting”), for the purposes set forth in the attached Notice of 2008 Annual Meeting of Stockholders.

Voting at Our Annual Meeting

Execution of a proxy given in response to this solicitation will not affect a stockholder’s right to attend our Annual Meeting and to vote in person. Presence at our Annual Meeting of a stockholder who has signed a proxy does not in itself revoke a proxy. Any stockholder giving a proxy may revoke it at any time before the meeting by giving notice thereof to us in writing by attending our Annual Meeting and voting in person, or by delivering a proxy bearing a later date.

Voting by Proxy

To vote your shares by proxy, please complete the enclosed proxy card and return it to us before our Annual Meeting. We will vote your shares as you direct on your properly executed proxy card. The shares represented by executed but unmarked proxies will be voted (i) FOR the election to the Board of the nominee for director named below, (ii) FOR an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Class A common stock, (iii) FOR amendments to our Amended and Restated Certificate of Incorporation to eliminate references to our Class B common stock and rename our Class A common stock, and (iv) FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2008 and on such other business or matters as may properly come before our Annual Meeting in accordance with the best judgment of the persons named as proxies in the enclosed form of proxy. Other than the election of directors, the amendments to our Amended and Restated Certificate of Incorporation and the ratification of our auditors, as of the date of this Proxy Statement, our Board has no knowledge of any other matters to be presented for action by our stockholders at our Annual Meeting.

Who Can Vote and the Number of Votes You Have

Only holders of record of our Class A common stock (“Common Stock” or “Class A common stock”) at the close of business on February 25, 2008 (“Record Date”) are entitled to notice of, and to vote at, our Annual Meeting. On the Record Date, 37,432,848 shares of our Common Stock were outstanding and entitled to vote. Each such share is entitled to one vote on each matter submitted for stockholder approval at our Annual Meeting.

Required Vote

Proposal 1: Directors are elected by a plurality of the votes cast at our Annual Meeting. To be elected by a “plurality” of the votes cast means that the individuals who receive the largest number of votes are elected as directors. Therefore, any shares not voted, whether by an indication on the proxy card that you wish to “withhold authority”, by a broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes.

Proposal 2: Pursuant to the Delaware General Corporation Law, the affirmative vote of the holders of a majority of shares of our Common Stock outstanding is required for approval of an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock.

Proposal 3: Pursuant to the Delaware General Corporation Law, the affirmative vote of the holders of a majority of shares of our Common Stock outstanding is required for approval of amendments to our Amended and Restated Certificate of Incorporation to eliminate references to our Class B common stock and rename our Class A common stock.

Proposal 4: The affirmative vote of the holders of a majority of shares of our Common Stock represented and voted at our Annual Meeting is required for ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2008.

A quorum of stockholders is necessary to take action at our Annual Meeting. A majority of the outstanding shares of our Common Stock entitled to vote, represented in person or by proxy, will constitute a quorum of stockholders at our Annual Meeting. Votes cast by proxy or in person at our Annual Meeting will be tabulated by the inspectors of election appointed for our Annual Meeting. For purposes of determining whether a quorum is present, abstentions and broker non-votes will count toward the quorum requirement. For purposes of determining whether or not a matter submitted to the stockholders for a vote has been approved, abstentions will have the same effect as shares of our Common Stock that have been withheld for the purpose of electing directors and as voted “against” the other proposals. Broker non-votes will have no effect on the voting for the election of directors or the proposal to ratify our independent registered public accounting firm and will have the effect of votes cast “against” the proposed amendments to our Amended and Restated Certificate of Incorporation.

ELECTION OF DIRECTORS

(Proposal 1)

Our Board currently consists of nine persons and is currently divided into three equal classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term and until their successors are duly elected and qualified. The director elected at our Annual Meeting will hold office for a three-year term expiring at our 2011 annual meeting of stockholders and until his successor is duly elected and qualified. Our other directors are not up for election this year and will continue in office for the remainder of their terms, except that Robert W. Korthals and Ronald A. Crutcher will each retire as a director of our Company as of the date of our Annual Meeting. Messrs. Korthals and Crutcher are currently in the class of directors whose terms expire at our Annual Meeting. At this time, our Board has not taken formal action to nominate candidates to serve as the eighth and ninth directors after Messrs. Korthals’ and Crutcher’s retirement, and will not do so prior to our Annual Meeting. Our Nominating and Corporate Governance Committee is in the process of identifying and qualifying appropriate candidates, and we expect that one or two new directors will be appointed by our Board within six months of the date of our Annual Meeting.

As of the date of this Proxy Statement, the nominee has indicated that he is able and willing to serve as a director. However, if some unexpected occurrence should require our Board to substitute some other person for the nominee, it is intended that the shares represented by proxies received and voted for such other candidate, or not voted, will be voted for another nominee selected by our Board.

Nominee for Election at the Annual Meeting

The following sets forth certain information, as of the Record Date, about the nominee for election at our Annual Meeting. The nominee is presently a director of our Company.

GENE E. LITTLE, 64, is a director and member of the audit committee of Huntington Bancshares Incorporated. Mr. Little held various positions with The Timken Company, a global manufacturer of highly engineered bearings, alloy and specialty steel and related components, from 1967 to 2002 and most recently served as its senior vice president finance (the chief financial officer) from 1992 to 2002. In 2003, Mr. Little became a director and finance committee member of Walsh University, a private university in Ohio. Mr. Little has been a director of our Company since 2004. Mr. Little is the chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE FOREGOING NOMINEE FOR DIRECTOR.

Directors Remaining in Office Until 2009

PAUL W. JONES, 59, has been the chairman of the board, president and chief executive officer of A. O. Smith Corporation, a diversified manufacturer of electrical and water products for residential, commercial and industrial customers, since 2005. Mr. Jones was president and chief operating officer of A. O. Smith Corporation from 2004 to 2005. Prior to joining A. O. Smith Corporation, Mr. Jones was chairman and chief executive officer of U.S. Can Company, Inc., a leading provider of containers for personal care, household, industrial and specialty products, from 1998 to 2002. Mr. Jones was previously president and chief executive officer of Greenfield Industries, Inc. from 1993 to 1998 and president from 1989 to 1992. Mr. Jones is a director of Federal Signal Corporation. Mr. Jones has been a director of our Company since July 2006 and is a member of the Compensation Committee.

ROBERT L. PURDUM, 72, is a director and has been a partner of American Industrial Partners, a private equity firm, which was our controlling stockholder until November 2004, since 1996. Mr. Purdum was the non-executive chairman of our Board from 1997 to March 2004. Mr. Purdum retired as chairman of Armco, Inc. in 1996. From November 1990 to 1996, Mr. Purdum was chairman and chief executive officer of Armco, Inc. Mr. Purdum is also a director of Freedom Bank-Bradenton, FL. Mr. Purdum has been a director of our Company since 1997 and is a member of the Compensation Committee.

TIMOTHY W. SULLIVAN, 54, became our Company’s president and chief executive officer in March 2004 and was previously our president and chief operating officer from August 2000 to March 2004. Mr. Sullivan rejoined our Company in January 2000 as our executive vice president. From January 1999 through December 1999, Mr. Sullivan served as president and chief executive officer of United Container Machinery, Inc. From June 1998 through December 1998, Mr. Sullivan was our executive vice president–marketing and from April 1995 through May 1998 was our vice president marketing and sales. Mr. Sullivan is also a director of Foundations Bank in Pewaukee, Wisconsin. Mr. Sullivan has been a director of our Company since 2000.

Directors Remaining in Office Until 2010

EDWARD G. NELSON, 76, formed Nelson Capital Corp., a merchant banking firm, in 1985, and has served as its president and chairman of the board since its organization. Mr. Nelson serves as a director of Ohio Star Forge, Inc. and Central Parking Corporation and a director and audit committee member of Evolved Digital Solutions. Mr. Nelson also serves as a trustee of Vanderbilt University and is Honorary Consul General of Japan. Mr. Nelson has been a director of our Company since 2004. Mr. Nelson is a member of the Audit Committee and is the chairman of the Nominating and Corporate Governance Committee.

THEODORE C. ROGERS, 73, served as chief executive officer of our Company from December 1999 to March 2004 and since March 2004 has served as our chairman of the board. Mr. Rogers also served as our president from December 1999 to August 2000. Mr. Rogers co-founded American Industrial Partners, a private equity firm, which was our controlling stockholder until November 2004, and has been an officer and director of the firm since 1988. Mr. Rogers was president, chairman, chief executive officer and chief operating officer of NL Industries from 1980 to 1987. He is also a director of Central Industrial Supply, Inc. and Great Lakes Carbon LLC. Mr. Rogers has been a director of our Company since 1997 and is a member of the Audit Committee and the Nominating and Corporate Governance Committee.

ROBERT C. SCHARP, 61, has been chairman since 2005 of the Mining Advisory Council of Shell Canada Energy. The Mining Advisory Council provides management advice to Shell Canada Energy for their Canada Oil Sands Operations. Mr. Scharp also serves as a director of Foundation Coal Holdings, Inc. From April 2002 to March 2003, Mr. Scharp was a director of Horizon Natural Resources and acting chief executive officer of Horizon from October 2002 to March 2003. From 1997 to 2000, Mr. Scharp was the chief executive officer of Shell Coal Pty. Ltd., and then was chief executive officer of Anglo Coal Australia Pty. Ltd. from 2000 to 2001. Mr. Scharp held various positions with Kerr-McGee from 1975 to 1997. Mr. Scharp is a retired Army National Guard Colonel. Mr. Scharp has been a director of our Company since July 2005 and is a member of the Compensation Committee and the Nominating and Corporate Governance Committee.

CORPORATE GOVERNANCE

Board of Directors - General

Our Board held four meetings in 2007. Each current director attended at least 93% of the aggregate of the total number of meetings of our Board and the total number of meetings of all committees of our Board on which the director served during 2007. All directors are expected to attend our Annual Meeting. All directors attended our 2007 annual meeting of stockholders. The non-management directors of the Board met in executive session once in 2007.

Our Board has determined that each of Messrs. Crutcher, Jones, Korthals, Little, Nelson, Purdum, Rogers and Scharp are independent under NASDAQ listing standards. Messrs. Rogers and Purdum became independent under the NASDAQ listing standards in November 2007. Our Board generally uses the director independence standards set forth by NASDAQ as its subjective independence criteria for directors, and then makes an affirmative determination as to each director’s independence by taking into account other objective criteria as applicable.

Stockholder Communications

Stockholder communications intended for our Board or for particular directors may be sent to the attention of our Secretary at Bucyrus International, Inc., Post Office Box 500, 1100 Milwaukee Ave., South Milwaukee, Wisconsin 53172-0500. The Secretary will forward all appropriate communications to our Board or to particular directors as directed or as appropriate. Stockholders may also communicate directly with the non-management directors of our Board by directing communications to Bucyrus International, Inc., Post Office Box 500, 1100 Milwaukee Ave., South Milwaukee, Wisconsin 53172-0500, Attn: Chairman.

Committees of the Board

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees has the responsibilities set forth in formal written charters adopted by our Board. Copies of each of these charters are available on our Internet site (www.bucyrus.com).

Audit Committee

Our Audit Committee is comprised of Dr. Crutcher and Messrs. Korthals, Little, Nelson and Rogers, each of whom has been determined by our Board to be an independent director under NASDAQ listing standards, and is chaired by Mr. Little. In 2007, our Audit Committee was comprised of Dr. Crutcher, and Messrs. Korthals and Little, and was chaired by Mr. Little. This committee is generally responsible for the oversight of our accounting, reporting and financial control practices. Among other functions, our Audit Committee is responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. Our Board has determined that Mr. Little is an “audit committee financial expert” as defined by the Securities and Exchange Commission (“SEC”). Our Audit Committee met five times during 2007.

Compensation Committee

Our Compensation Committee is comprised of Dr. Crutcher and Messrs. Jones, Korthals, Purdum and Scharp, and is chaired by Mr. Jones. In 2007, our Compensation Committee was comprised of Dr. Crutcher and Messrs. Jones, Korthals and Nelson, and was chaired by Mr. Korthals. Our Board has determined that all members of the current committee are independent under NASDAQ listing standards. No member of our Board or our Compensation Committee serves as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

This committee approves, administers and interprets our director, officer and employee compensation and benefit policies, including incentive programs. This committee is responsible for establishing all executive officers’ compensation, although the Board generally approves the compensation of our chief executive officer. Our Compensation Committee met three times during 2007. The Compensation Committee charter requires at least four meetings per year; however, in 2007 there was no essential business that required a fourth meeting.

Under its charter, our Compensation Committee may delegate authority to a subcommittee consisting of at least one member of the Committee. Our Compensation Committee has not delegated its authority as relates to the compensation of executive officers and does not currently intend to do so. Our executive officers do not play a direct role in determining the amount or form of executive officer or director compensation. Our chief executive officer, however, attends meetings (other than executive sessions) of our Compensation Committee at the invitation of the Committee, makes recommendations to our Compensation Committee concerning compensation of our other executive officers and assists our Compensation Committee in evaluating the performance our other executive officers.

In 2007, our senior vice president of human resources, in consultation with our Board and with management, engaged a compensation consultant, Towers Perrin, to assist in our Compensation Committee’s evaluation of our compensation programs for our directors and executive officers. In connection with the engagement, we instructed Towers Perrin to prepare a comparative analysis of the compensation we offer to our executives with the compensation offered to similarly situated executives at peer companies, provide advice concerning the impact on our compensation practices due to the acquisition of DBT GmbH (“DBT”) and conduct an analysis of our directors’ compensation programs.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is comprised of Messrs. Little, Nelson, Rogers and Scharp, and is chaired by Mr. Nelson. In 2007, our Nominating and Corporate Governance Committee was comprised of Mr. Little, Mr. Nelson and Mr. Scharp, and was chaired by Mr. Nelson. Our Board has determined that all members of the current committee are independent under NASDAQ listing requirements.

This committee oversees the evaluation of our Board and management, nominates directors for election by stockholders, nominates committee chairpersons and, in consultation with the committee chairpersons, nominates directors for membership on the committees of our Board.

Our Nominating and Corporate Governance Committee identifies nominees for director positions based upon suggestions by non-employee directors, management members and/or stockholders. The selection criteria for membership on our Board include, at a minimum, whether the nominee has demonstrated, by significant accomplishment in the nominee’s field, an ability to make a meaningful contribution to our Board’s oversight of our business and affairs and the nominee’s reputation for honesty and ethical conduct in the nominee’s personal and professional activities. Additional factors that the committee may consider include a candidate’s specific experiences and skills, relevant industry background and knowledge, time availability in consideration of other commitments, potential conflicts of interest, material relationships with our Company, and independence from management and our Company. In considering these criteria, the committee will also seek to have our Board represent a diversity of backgrounds, experience, gender and race. Our Nominating and Corporate Governance Committee met three times during 2007.

Our Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders based upon the same criteria as applied to candidates identified by our Board or our management. Recommendations should be directed to the committee in care of our Secretary. Under our Bylaws, stockholder nominations of directors must be received by us at our headquarters, 1100 Milwaukee Avenue, South Milwaukee, Wisconsin 53172-0500, directed to the attention of the Secretary, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders and any such nominations must contain the information specified in our Bylaws. The deadline for submission of nominations for our Annual Meeting has passed. Candidate submissions by stockholders for our 2009 annual meeting of stockholders must be received by us by January 24, 2009.

Policies and Procedures Governing Related Person Transactions

Our Board has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•	a “related person” means any of our directors, executive officers, nominees for director, holder of 5% or more of our Common Stock or any of their immediate family members; and

•

a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each of our executive officers, directors or nominees for director is required to disclose to our Nominating and Corporate Governance Committee certain information relating to related person transactions for review, approval or ratification by our Nominating and Corporate Governance Committee. Disclosure to our Nominating and Corporate Governance Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction. Our Nominating and Corporate Governance Committee’s decision whether or not to approve or ratify a related person transaction is to be made in consideration of our Nominating and Corporate Governance Committee’s determination that consummation of the transaction is not or was not contrary to our best interests. Any related person transaction must be disclosed to our full Board.

Pursuant to these policies and procedures, our Nominating and Corporate Governance Committee ratified our ongoing employment and compensation of Andrew J. Hansen, our vice president sales and marketing. Mr. Hansen is the son-in-law of Mr. Sullivan, our president and chief executive officer. Mr. Hansen’s total cash compensation earned in 2007 was $199,050. Mr. Hansen also was awarded restricted stock and stock appreciation rights (“SARs”) in 2007 valued at $5,218 and $10,248, respectively, on the date of grant.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Significant Stockholders

The following table sets forth the beneficial ownership of our Common Stock as of the Record Date by each person who is known to us to be the beneficial owner of more than 5% of our outstanding Common Stock as of the Record Date. Beneficial ownership of these shares consists of sole voting power and sole investment power except as noted below.

Name and Address of Beneficial Owner	Number of Shares	Percent
Massachusetts Financial Services Company (1)	3,321,286	8.9%
Neuberger Berman Inc. (2)	3,232,060	8.6%
FMR Corp. (3)	2,753,894	7.4%
Waddell & Reed Financial, Inc. (4)	2,750,585	7.3%
EARNEST Partners, LLC (5)	2,501,140	6.7%

(1)	Based on information contained in a Schedule 13G/A filed with the SEC on February 5, 2008. The Schedule 13G/A states that the address of Massachusetts Financial Services Company is 500 Boylston Street, Boston, Massachusetts 02116. The Schedule 13G/A states that Massachusetts Financial Services Company has the sole power to vote or direct the vote of 3,321,286 of these shares and the sole power to dispose or direct the disposition of 3,321,286 of these shares.

(2)	Based on information contained in a Schedule 13G/A filed with the SEC on February 13, 2008. The Schedule 13G/A states that the address of Neuberger Berman Inc. is 605 Third Ave., New York, New York, 10158. The Schedule 13G/A states that Neuberger Berman Inc. has the sole power to vote or direct the vote of 80,700 of these shares, the shared power to vote or direct the vote of 2,339,750 of these shares and the shared power to dispose or to direct the disposition of 3,232,060 of these shares.

(3)	Based on information contained in a Schedule 13G/A filed with the SEC on January 10, 2008. The Schedule 13G/A states that the address of FMR Corp., the parent holding company of Fidelity Management & Research Company, is 82 Devonshire Street, Boston, Massachusetts 02109. The Schedule 13G/A states that FMR Corp. has the sole power to vote or direct the vote of 326,900 of these shares and sole power to dispose or to direct the disposition of 2,753,894 of these shares.

(4)	Based on information contained in a Schedule 13G filed with the SEC on February 1, 2008. The Schedule 13G states that the address of Waddell & Reed Financial Inc. and its affiliates is 6300 Lamar Avenue, Overland Park, Kansas 66202. The Schedule 13G states that Waddell & Reed Financial Inc. and its affiliates have the sole power to vote or direct the vote of 2,750,585 of these shares and the sole power to dispose or to direct the disposition of 2,750,585 of these shares.

(5)	Based on information contained in a Schedule 13G/A filed with the SEC on January 31, 2008. The Schedule 13G/A states that the address of EARNEST Partners, LLC is 1180 Peachtree Street N.E., Suite 2300, Atlanta, Georgia 30309. The Schedule 13G/A states that EARNEST Partners, LLC has the sole power to vote or direct the vote of 723,035 of these shares, the shared power to vote or direct the vote of 702,656 of these shares and the sole power to dispose or to direct the disposition of 2,501,140 of these shares.

Executive Officers and Directors

The following table sets forth the beneficial ownership as of the Record Date of our Common Stock by each of our directors, each of the executive officers named in the Summary Compensation Table below, and by all of our current directors and executive officers as a group. Beneficial ownership of these shares consists of sole voting power and sole investment power except as noted below. No individual or group of executive officers and directors beneficially owns more than 1% of our outstanding Common Stock.

Name of Beneficial Owner	Number of Shares (1)
Ronald A. Crutcher (2)	485
Luis de Leon (3)	3,724
Paul W. Jones	1,286
Robert W. Korthals (4)	6,286
Kenneth W. Krueger (5) (10)	40,434
Gene E. Little	4,571
Craig R. Mackus (6) (10)	44,203
Edward G. Nelson	4,083
Robert L. Purdum	7,430
Theodore C. Rogers	11,056
Robert C. Scharp	1,109
Timothy W. Sullivan (7) (10)	115,733
William S. Tate (8)	3,874
All current directors and executive officers as a group (14 persons) (9) (10)	264,732

(1)	The share ownership information presented above includes (i) all shares of “base” restricted stock and “premium” restricted stock, whether or not fully vested; (ii) all shares of our Common Stock that are issuable upon the exercise of vested stock options; and (iii) all shares of our Common Stock issuable upon exercise of vested stock appreciation rights calculated using the closing price of our Common Stock as of December 31, 2007. Such information is not necessarily to be construed as an admission of beneficial ownership for other purposes.

(2)	Mr. Crutcher will retire as a director effective the date of the Annual Meeting.

(3)	Includes 3,450 shares of restricted stock awarded in 2008 and 2007 and 274 shares issuable upon exercise of vested stock appreciation rights calculated using the closing price of our Common Stock as of December 31, 2007.

(4)	Mr. Korthals will retire as a director effective as of the date of the Annual Meeting.

(5)	Includes 5,558 shares of our Common Stock, 4,000 shares of restricted stock awarded in 2008 and 2007, 10,050 shares of “base” restricted stock and 10,050 shares of “premium” restricted stock awarded in 2006, and 10,776 shares issuable upon exercise of vested stock appreciation rights calculated using the closing price of our Common Stock as of December 31, 2007.

(6)	Includes 10,050 shares of our Common Stock, 3,350 shares of restricted stock awarded in 2008 and 2007, 10,050 shares of “base” restricted stock and 10,050 shares of “premium” restricted stock awarded in 2006, and 10,703 shares issuable upon exercise of vested stock appreciation rights calculated using the closing price of our Common Stock as of December 31, 2007.

(7)	Includes 25,125 shares of our Common Stock, 13,250 shares of restricted stock awarded in 2008 and 2007, 25,125 shares of “base” restricted stock and 25,125 shares of “premium” restricted stock awarded in 2006, and 27,108 shares issuable upon exercise of vested stock appreciation rights calculated using the closing price of our Common Stock as of December 31, 2007.

(8)	Includes 3,600 shares of restricted stock awarded in 2008 and 2007 and 274 shares issuable upon exercise of vested stock appreciation rights calculated using the closing price of our Common Stock as of December 31, 2007.

(9)	Includes 81,311 shares of our Common Stock, 27,950 shares of restricted stock awarded in 2008 and 2007, 50,475 shares of “base” restricted stock and 50,475 shares of “premium” restricted stock awarded in 2006, and 54,521 shares issuable upon exercise of vested stock appreciation rights calculated using the closing price of our Common Stock as of December 31, 2007.

(10)	The shares of restricted stock awarded in 2008 and 2007 fully cliff vest on December 31, 2011 and December 31, 2010, respectively, provided such executive is still employed by us on that date. The shares of “base” restricted stock awarded in 2006 fully cliff vest on December 31, 2009, provided such executive is still employed by us on that date, although vesting of a portion of these shares may be accelerated at a rate of 25% per year on each of December 31, 2008 and 2009 upon our attainment of certain defined financial goals (25% vested on December 31, 2007 and 25% vested on December 31, 2006). The shares of “premium” restricted stock are subject to partial vesting on December 31, 2008 and 2009 based on our meeting certain financial performance criteria and then are subject to full vesting on December 31, 2009, provided such executive is still employed by us on that date (25% partially vested on December 31, 2007 and 25% partially vested on December 31, 2006).

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis (“CD&A”) is intended to provide information about our compensation philosophy, principles and processes and sets out specific information for our named executive officers. Our named executive officers and their titles are as follows:

Timothy W. Sullivan – President and Chief Executive Officer

Craig R. Mackus – Chief Financial Officer and Secretary

William S. Tate – Executive Vice President, Global Markets and Strategic Support

Kenneth W. Krueger – Chief Operating Officer, Surface

Luis de Leon – Chief Operating Officer, Underground

This CD&A is intended to provide you with a better understanding of why and how we make our executive compensation decisions and facilitate your reading of the information contained in the tables and descriptions that follow this discussion. Our CD&A is organized as follows:

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Overview of Our Executive Compensation Philosophy. In this section, we discuss our executive compensation philosophy and the core principles underlying our executive compensation programs and decisions.

•	Role of Our Compensation Committee. This section discusses the process and procedures that our Compensation Committee followed to arrive at its executive compensation decisions.

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Establishing Competitive Compensation. This section discusses how our Compensation Committee used benchmarking data to determine competitive compensation levels, including an analysis of the impact of the May 2007 acquisition of DBT on this process.

•	Total Compensation. In this section, we discuss the total compensation of our named executive officers.

•	Elements of Compensation. This section includes a discussion of the types of compensation paid and payable to our executive officers.

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Severance and Change in Control Agreements. This section includes a discussion of the agreements in place with our named executive officers that relate to payments upon the officers’ termination of employment or upon a change in control of our Company.

•	Executive Stock Ownership Guidelines. This section discusses the stock ownership guidelines applicable to our named executive officers.

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Impact of Tax and Accounting Considerations. This section discusses Section 162(m) of the Internal Revenue Code and certain accounting consequences that have impacted some of our executive compensation programs and decisions.

Overview of Our Executive Compensation Philosophy

Our Compensation Committee strongly believes that our senior management team, including our named executive officers, should be rewarded with compensation packages that are market competitive and have potential for pay exceeding the median level paid by companies that we consider our peers, which we refer to as the “market median,” based on performance results. Our Compensation Committee believes that an effective compensation package includes a base salary component that is at or near the market median, as well as cash bonus and long-term equity incentive components that can provide above market pay for delivery of superior business results. Our Compensation Committee intends the compensation packages designed for our senior management to reward superior performance and include pay at risk to align their interests with the interests of our stockholders.

Our Compensation Committee has designed our executive compensation and benefit programs principally to advance the following core principles, under which we:

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Strive to compensate our executives at competitive levels to attract and retain talented management employees that will continue to promote our ongoing growth and domestic and international expansion in our highly competitive and cyclical industry.

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Provide our executives with the opportunity to earn above-market compensation on both a near-term and long-term basis compared to similarly situated executives of our peer group of companies provided we meet or exceed our targeted financial performance goals.

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Directly link our executives’ annual cash bonuses and, to a lesser extent, long-term equity-based compensation to the achievement of our established financial performance goals, as well as, in the case of our equity-based incentives, our stock price over time.

Our Compensation Committee believes that implementing an executive compensation program that is focused on achieving these core principles will benefit our Company, and ultimately our stockholders over the long-term, by helping us attract and retain highly qualified and industry-experienced executives who are committed to our continued growth and long-term success.

Role of Our Compensation Committee

Our Compensation Committee approves, administers and interprets our executive compensation and benefit programs, including our Omnibus Incentive Plan 2007. Our Compensation Committee is appointed by our Board, and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act. Our Compensation Committee is comprised of Dr. Ronald A. Crutcher, Mr. Paul W. Jones, Mr. Robert W. Korthals, Mr. Robert L. Purdum and Mr. Robert C. Scharp, and is chaired by Mr. Jones. In 2007, our Compensation Committee was comprised of Dr. Crutcher, Mr. Jones, Mr. Korthals and Mr. Edward G. Nelson, and was chaired by Mr. Korthals.

Our Compensation Committee ensures that our executive compensation and benefit programs are consistent with our executive compensation philosophy and advance our underlying executive compensation core principles, and is responsible for establishing the compensation packages provided to our named executive officers and other key employees. Our Compensation Committee reviews on an annual basis the performance of our chief executive officer and, with assistance from our chief executive officer, the other named executive officers and our other key employees and determines their total compensation and its various elements based on the factors discussed below. In 2006, we recruited a substantial number of new management team members and, in 2007, due to the acquisition of DBT, we again added to our management team. Our Compensation Committee believes that our compensation packages and benefits must be structured to ensure that we can continue to attract, retain and motivate highly qualified executive talent to support our planned continued domestic and international growth strategies.

Establishing Competitive Compensation

In making compensation decisions for 2007 and 2008, our Compensation Committee received advice from the compensation consulting firm of Towers Perrin. For 2007, our Compensation Committee selected three nationally-recognized compensation consulting firms to submit formal engagement proposals. Based on these proposals, our management engaged Towers Perrin to assist our Compensation Committee in evaluating our executive compensation programs and making its 2007 executive compensation decisions. Although Towers Perrin was hired by our management based on its formal engagement proposal, Towers Perrin provides direct reports to our Compensation Committee with administrative interface by our senior vice president of human resources since late 2007.

Towers Perrin analyzed our executives’ base salary, actual and target annual incentives, total cash compensation, expected value of long-term incentives and total direct compensation. Towers Perrin also provided our Compensation Committee with an assessment of our various executive benefits and perquisites. In connection with its analysis and to assist our Compensation Committee in evaluating our executive compensation programs and making its 2007 executive compensation decisions, Towers Perrin broadened our peer group for 2007 to include a 2006 proxy statement analysis of the 2005 executive compensation at 28 publicly-traded companies in the construction and industrial machinery industries with median annual revenues of approximately $1 billion. In this CD&A, we refer to these companies as our “2007 peer group.” The companies included in our 2007 peer group were the following:

•        A.S.V. Inc.

•        AGCO Corp.

•        Accuride Corp.

•        Alamo Group Inc.

•        American Railcar Industries, Inc.

•        Astec Industries, Inc.

•        Cascade Corp.

•        Commercial Vehicle Group Inc.

•        Cummins Inc.

•        Federal Signal Corp.

•        FreightCar America Inc.

•        Gehl Company

•        The Greenbrier Companies Inc.

•        JLG Industries Inc.

•        Joy Global Inc.

•        Lindsay Manufacturing Co.

•        The Manitowoc Company, Inc.

•        Miller Industries Inc.

•        NACCO Industries, Inc.

•        Oshkosh Truck Corp.

•        Supreme Industries, Inc.

•        Terex Corp.

•        Titan International, Inc.

•        The Toro Co.

•        Trinity Industries, Inc.

•        Twin Disc, Inc.

•        Wabash National Corp.

•        Wabtec Corp.

In addition to our 2007 peer group, Towers Perrin compared our executive compensation levels to Towers Perrin’s 2006 executive compensation database and consulting firm Watson Wyatt’s 2005/2006 top management survey. In this regard, Towers Perrin matched our executives’ positions to market benchmarks in general industry on the basis of job content and scope. Where possible, Towers Perrin used regression equations to develop competitive compensation for each position.

As a result of its analysis, Towers Perrin advised our Compensation Committee that our executives’ base salaries and target bonuses were generally at or below market median levels. Towers Perrin noted, however, that our actual bonuses paid were above target for most comparable executives, as a consequence of our exceeding our historical financial performance goals. As a result, Towers Perrin advised that our executives’ total direct compensation, in general, was competitive with the market median. Towers Perrin considered compensation that was within 15% of the targeted market position to be competitive. Based on these findings and its comprehensive analysis, Towers Perrin made the following recommendations to our Compensation Committee:

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Since several of our executives had base salaries significantly below the market median, Towers Perrin recommended that our Compensation Committee consider, where appropriate, above-market salary increases.

•	Since our target bonuses were generally at or below market median levels, Towers Perrin suggested that our Compensation Committee consider adjustments.

•	Consider changing our practice to include a threshold payment for achievement of a specified percentage of our financial performance targets, because Towers Perrin noted that our current practice of not including a threshold payment is unusual for a cyclical company like ours and may not properly align pay and performance, resulting in a lower “expected value” of our bonus structure to our executives and key employees.

•	Consider changing our current pay for performance schedule, especially for a cyclical company like ours.

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Consider using a broader return measure for our annual cash bonuses and long-term equity incentives to incorporate expected returns for both equity and debt by changing one of our financial performance measures from return on assets to return on invested capital.

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Consider clarifying the objectives of our long-term incentives and making changes to better align our program with these objectives. Suggested specific areas to consider clarifying or changing included:

•	Targeting annual long-term equity incentive grant dollar-denominated values.

•	Reconsidering the current mix and form of payout as among restricted stock, options, SARs and cash.

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Reconsidering our current performance measurement framework, specifically whether or not it is appropriate to have redundancy between the performance metrics used for our annual cash bonus and long-term equity incentive plans.

•	Evaluating the acceptable level of dilution and accounting cost of our long-term equity incentive grants.

•	Continue monitoring evolving trends in benefits and perquisites.

•	Consider implementing executive stock ownership guidelines.

Based on these initial recommendations, our management further engaged Towers Perrin at the direction of our Compensation Committee to develop recommendations for a newly designed long-term equity incentive program under the umbrella of our Omnibus Incentive Plan 2007.

After evaluating the trends in long-term equity incentive compensation based on Towers Perrin’s 2004, 2005 and 2006 long-term incentive surveys and providing such data to our Compensation Committee, at its February 2007 meeting, our Compensation Committee decided to implement the following important provisions of a newly-designed long-term equity incentive package for our executives and key employees:

•	Annual long-term equity grants will generally be made in or about every February to selected management and key employee recipients.

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Annual long-term equity grants will generally consist of 70% stock-settled SARs in order to focus recipients on our future stock price appreciation and to limit stockholder dilution, and 30% restricted stock (“base” restricted shares only, without “premium” restricted shares) in order to provide a retention motivation.

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SAR grants will generally vest incrementally at the rate of 10% at the end of the first calendar year, 15% at the end of the second calendar year, 25% at the end of the third calendar year and 50% at the end of the fourth calendar year.

•	Restricted stock grants will generally vest in their entirety at the end of the fourth calendar year of grant (without the potential for acceleration based on performance measures).

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No operating performance vesting or acceleration measures would be incorporated into such grants because of the inherent relationship of such criteria with our long-term stock price appreciation and because such measures are already the focus of our annual cash bonus award program. This change also simplifies and clarifies how our long-term equity incentives will work.

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Calibrate the expected dollar values of our annual long-term equity incentive awards to each recipient’s market median level determined as a percentage of his or her annual salary, based on Towers Perrin’s analysis of similarly situated executives and employees at our peer group of companies.

In adopting this new approach for 2007, our Compensation Committee considered Towers Perrin’s advice that the anticipated dilutive impact of this new program to our stockholders would be well below the annual equity grant “burn rate” of 1.5% to 2.0% of our 2007 peer group. Our Compensation Committee also considered the anticipated accounting treatment, financial statement impact and tax consequences of such annual grants.

Impact of the Acquisition of DBT

In May 2007, we completed our acquisition of DBT. This was a significant change for us, essentially doubling our size in both employment and revenue. With the acquisition, the number of employees on our global payroll increased from approximately 2,400 at December 31, 2006 to approximately 6,050 at December 31, 2007 and our revenue increased from approximately $740 million in 2006 to approximately $2 billion in 2007 (giving effect to the acquisition of DBT as if it occurred on January 1, 2007 instead of May 4, 2007). Integration of the compensation levels and practices between our existing company and DBT was required. A larger number of senior management employees are now based outside of the U.S., adding complexity to the integration of compensation structures. Our Compensation Committee continued to consult with Towers Perrin regarding the impact on compensation of the DBT acquisition. Our Compensation Committee used the services of Towers Perrin in guiding the integration of compensation of senior management and other executives and in evaluating and standardizing our approach to perquisites and employment arrangements. We discuss how our Compensation Committee decided each element of our executives’ 2007 total compensation, and the role played by the recommendations of Towers Perrin in its decisions, in further detail below.

Towers Perrin conducted a review of our compensation arrangements for 47 senior management positions, including our named executive officers, in the fall of 2007. This analysis included our executives’ base salary, actual and target annual incentives, total cash compensation, expected value (determined using the binomial method) of long-term incentives and total direct compensation. Towers Perrin also provided our Compensation Committee with an assessment of our various executive benefits and perquisites. In connection with its analysis and to assist our Compensation Committee in evaluating our executive compensation programs and making its 2008 executive compensation decisions, Towers Perrin compared the compensation we offer to our executives with the compensation offered to similarly situated executives at peer companies. For purposes of this comparison, Towers Perrin relied on two benchmarks. First, Towers Perrin compiled a peer group benchmark that included 22 publicly-traded companies in the machinery industry with median annual revenues of approximately $2.4 billion. In this CD&A, we refer to the companies in this benchmark as our “2008 peer group.” The companies included in our 2008 peer group were the following:

•        AGCO Corp.

•        Barnes Group Inc.

•        Briggs & Sratton Corp.

•        Crane Co.

•        Donaldson Co., Inc.

•        Flowserve Corp.

•        Gardner Denver, Inc.

•        Harsco Corp.

•        Joy Global Inc.

•        Kennametal Inc.

•        Lincoln Electric Holdings, Inc.

•        The Manitowoc Company, Inc.

•        Mueller Industries, Inc.

•        Oshkosh Truck Corp.

•        Pall Corp.

•        Pentair, Inc.

•        SPX Corp.

•        Timken Co.

•        The Toro Co.

•        Trinity Industries, Inc.

•        Valmont Industries, Inc.

•        Wabash National Corp.

Additionally, in assessing the competitiveness of our executives’ compensation and providing advice to our Compensation Committee, Towers Perrin compared our executive compensation levels to Towers Perrin’s 2007 executive compensation database and Watson Wyatt’s 2007/2008 top management survey. In this regard, Towers Perrin matched our executives’ positions to market benchmarks in general industry on the basis of job content and scope. For all positions, Towers Perrin used regression equations to develop competitive compensation for each position.

As a result of its analysis, Towers Perrin advised our Compensation Committee that our executives’ total direct compensation (base salary combined with cash bonuses and long-term equity incentive awards) was generally below the median levels paid by the companies in our 2008 peer group and the companies of comparable size in the Towers Perrin database and the Watson Wyatt survey. They noted that base salaries were below the market median; bonus targets were at or below the market median; and long-term incentive values were below the market median. Although Towers Perrin noted that our actual bonuses paid were above target for most comparable executives as a consequence of our exceeding our historical financial performance goals, this factor was not sufficient to make our executives’ total direct compensation competitive with the market median. Towers Perrin considered compensation that was within 15% of the targeted market position to be competitive. Their findings also indicated that:

•	Since our revenue size, on an annualized basis, has more than doubled, our 2008 peer group has changed from that used to establish our 2007 levels of executive compensation.

•	The level of compensation paid by our 2008 peer group to their executives is approximately 30% higher than the level paid by our 2007 peer group.

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The competitive market for executive compensation has continued to increase since the time of their previous analysis in 2006. Increases have varied by compensation element and executive level, but have generally approximated 5% to 8%.

Based on these findings and its comprehensive analysis, Towers Perrin made the following recommendations to our Compensation Committee:

•	Adjust base salaries to reflect our targeted market median compensation levels.

•	Revisit target bonus amounts for those positions differing from market median.

•	Increase long-term incentive grant multiples to reflect market median grant values.

•	Consider internal equity as well as incumbent-specific factors such as experience and performance.

Total Compensation

Through programs that emphasize near-term and long-term performance-based incentive compensation in the form of both cash and equity, our Compensation Committee intends to continue its strategy of compensating our named executive officers and other key employees at market median competitive levels, together with providing them the opportunity to earn above-market median pay if we meet or exceed our specified financial performance targets and our stock price appreciates over time. Further, in consideration of our executive compensation philosophy and core principles, our Compensation Committee believes that our executives’ total compensation package should continue to consist of base salary, annual cash bonuses, long-term equity-based incentive compensation and certain other benefits. In the past, we provided our executives with very few perquisites, and in 2008, as described below, we will be discontinuing all U.S.-based perquisites. As part of its analysis of competitive compensation data, our Compensation Committee considers the allocation of compensation among individual elements offered by the companies in our peer group, but does not have a set formula for allocating the elements of compensation for our named executive officers. To maintain our compensation at competitive levels and provide above-market-median pay only if we meet or exceed our specified financial performance targets and our stock price appreciates over time, our Compensation Committee has structured our total executive compensation to ensure that, due to the cyclical nature of our business, there is an equal focus on incentivizing and rewarding near-term financial performance and long-term stockholder return.

For 2007, based on the advice of Towers Perrin and our chief executive officer, our Compensation Committee structured the total direct compensation paid to our named executive officers to generally fall between the 25th and 75th percentile of total direct compensation paid to similarly situated executives in our 2007 peer group. By “total direct compensation,” we mean base compensation, annual bonus targets and long-term incentive awards. Our Compensation Committee intends in principle to offer our named executive officers total direct compensation that approximates the 50th percentile of total direct compensation offered by our peers, but to achieve this in 2007 would have required large adjustments to the compensation offered to several of our executives that, in our Compensation Committee’s judgment, may have been difficult to implement in a single year. The Compensation Committee has a goal of implementing these adjustments over a two-year period to reflect the executives’ transitions into their new roles. As a result, for 2007, our Compensation Committee established the 25th percentile of total direct compensation paid by our 2007 peer group as the minimum level it would offer to our executives.

For 2008, based on the advice of Towers Perrin, our Compensation Committee targeted the total direct compensation paid to our named executive officers to generally fall at the market median of similarly situated executives in our 2008 peer group with the opportunity to earn total direct compensation in excess of such market median if we exceed our targeted financial performance goals. Individual variances from market are based on experience and relative impact to our Company of each executive. Our Compensation Committee believes that this total direct compensation range is reasonable in its totality and will better enable us to recruit, retain and motivate highly qualified and industry-experienced executives who will be able to help us continue to achieve our financial performance goals and growth objectives in our highly competitive and cyclical industry.

Our Compensation Committee does not conduct a quantitative analysis of the competitiveness of the elements of compensation we offer to our named executive officers other than the elements included in total direct compensation. We offer benefits, described below, that our Compensation Committee believes are similar to the benefits offered by most companies of similar size in our industry.

Elements of Compensation

Base Salary

The base salaries of our named executive officers and other key employees are reviewed annually by our Compensation Committee. When making adjustments to our executives’ and other key employees’ base salaries, our Compensation Committee generally considers the advice of Towers Perrin regarding market medians for similarly situated executives at our then selected peer group of companies and our prior year’s financial performance. In individual cases where appropriate, our Compensation Committee also considers non-financial performance measures over which such individual has significant influence, such as increases in market share, manufacturing efficiency gains, improvements in product quality and improvements in relations with customers, suppliers and employees. For executives (other than our chief executive officer) and other key employees, our Compensation Committee also considers the recommendations of our chief executive officer.

In 2007, our Compensation Committee increased the base salaries of Messrs. Mackus and Krueger by 18% and 20%, respectively, based upon the advice of Towers Perrin and our chief executive officer, to bring the base compensation of our named executive officers into line with the market median for similarly situated executives of our 2007 peer group. Our Compensation Committee did not adjust the salaries of Messrs. Mackus and Krueger for the acquisition of DBT in 2007.

For 2007, based on the advice of Towers Perrin, our Compensation Committee conditioned Mr. Sullivan’s salary increase on our increased revenue size and the successful completion of the acquisition of DBT. If we remained at or below $1 billion in annual revenues, our Compensation Committee approved an increase of 10%. If our annual revenues increased to a range of between $1.5 billion and $2.0 billion, due to the timely completion of the acquisition of DBT, our Compensation Committee approved an increase of 25%. In accordance with these conditions, Mr. Sullivan received a 10% increase effective in April 2007 and an additional 15% increase (over his 2006 salary) following the close of the acquisition of DBT, for a total increase of 25% over his 2006 salary. Upon the acquisition of DBT, we offered Messrs. Tate and de Leon, who held the positions of Chief Executive Officer and Chief Financial Officer, respectively, with DBT, positions with us and our Compensation Committee established their base salaries based on internal equity as measured by our other officers’ pre-acquisition compensation levels.

For 2008, due to the significant increase in our revenue and the resulting increase in responsibilities of our management team, and based on the advice of Towers Perrin and our chief executive officer (for all executives other than himself), our Compensation Committee increased the base salaries of Messrs. Mackus, Tate, Krueger and de Leon by 20%, 10%, 10% and 15%, respectively. Towers Perrin recommended, and our Compensation Committee approved, these increases to bring the base salary compensation of our named executive officers in line with the market median for similarly situated executives of our peer group of companies. Our Compensation Committee recommended and our Board approved for Mr. Sullivan a 2008 base salary increase of 10%. This increase took into consideration Mr. Sullivan’s 2007 salary adjustment for the increased revenue size of our Company, his salary relative to that of his peers in the companies of our 2008 peer group, and the financial performance of our Company over 2007. To compensate our executives for our elimination of perquisites in 2008, described below under “Other Benefits – Perquisites,” our Compensation Committee also recommended an increase of $35,000 to Mr. Sullivan’s base salary and approved a base salary increase of $25,000 for each of our other named executive officers in 2008.

Annual Cash Bonuses

Our Omnibus Incentive Plan 2007, as approved by our stockholders at our 2007 Annual Meeting, provides for the award of annual cash bonuses to our named executive officers as well as to other key members of management. Our Compensation Committee sets target bonuses at a level such that, in years of strong financial performance, our named executive officers may earn cash bonuses that would be considered above-market median as compared to our peer group.

Our Compensation Committee intends the annual cash bonuses that are granted pursuant to our Omnibus Incentive Plan 2007 to reinforce our corporate goals, promote our achievement of certain important financial performance targets and reward the performance of individual officers in fulfilling their personal responsibilities. Consistent with our executive compensation philosophy and core principles, annual cash bonus payments to our named executive officers and other key employees are directly linked to, and are contingent upon, our achievement of specific annual financial performance targets. Specific annual performance targets may be based on our earnings before interest, taxes, depreciation and amortization (“EBITDA”), return on assets (calculated as our annual net earnings divided by our average total assets for such year) (“ROA”), earnings per share, stock price or similar criteria. Each performance target may also have a threshold, target and maximum payout level. Because of the relative importance of our annual cash bonus amounts to our executives’ total compensation and its direct link to the achievement of our specific financial performance targets, our Compensation Committee believes that these annual cash bonuses are a very important part of our executive compensation program and a key element to attracting, retaining and motivating our management team.

In addition to setting the specific financial performance targets upon which our executives’ cash bonuses are based, our Compensation Committee initially sets each named executive officer’s respective target bonus amount as a percentage of his then current base salary. In determining the target bonus percentage amount for each executive, our Compensation Committee considers the executive’s base salary and determines what target bonus percentage amount is required to keep the executive’s annual total cash compensation at approximately the market median. In addition, our Compensation Committee considers the impact an executive can have on meeting our stated financial performance targets, his relative position in the organization as it may reflect internal equity, his previous performance and the amount of cash bonuses paid by our peer group companies to similarly situated executives.

For 2007, our Compensation Committee set the target bonus amounts of Messrs. Sullivan and Mackus at 100% and 50%, of their respective base salaries, which equated to targeted bonus amounts of $760,000 and $162,161, respectively. Our Compensation Committee set these target bonus amounts based on the amount required to keep the executive’s annual total cash compensation at approximately the market median. For Mr. Krueger, our Compensation Committee considered the market median level as well as internal pay equity. Our Compensation Committee desired the level of Mr. Krueger’s target bonus to be closer to that of our chief executive officer considering his increasing responsibility for our financial performance and, as a result, set his target bonus amount at 60% of his base salary, which equated to a target bonus amount of $230,403.

Our Compensation Committee determined the payouts under our bonus plan to Messrs. Sullivan, Mackus and Krueger based 75% on EBITDA achievement, measured against our 2007 EBITDA target, and 25% on ROA achievement, measured against our 2007 ROA target. For purposes of this bonus plan, our Compensation Committee set our EBITDA and ROA targets, and determined EBITDA and ROA achievement, prior to and excluding the effects of our acquisition of DBT. Achieving each of our Company’s target performance goals would have resulted in a cash bonus payout of 100% of the target bonus award; achieving each of our threshold performance goals would have resulted in 50% of the target bonus award; and achieving each of our maximum performance goals would have resulted in a cash bonus payout of 200% of the target bonus award. Performance between the target and maximum goals results in prorated percentages of the target bonus amount, while achievement between threshold and target would result in payout at the threshold level. For purposes of our 2007 annual cash bonuses, our Compensation Committee also established a minimum level of EBITDA and ROA that must be achieved or surpassed for any payouts to occur under our bonus plan; this level was a combined weighted average achievement level of 90% of our EBITDA and ROA targets.

Our Compensation Committee set the performance targets based on our 2007 budget targets prior to our acquisition of DBT. The table below sets forth the goals for EBITDA and ROA and the correlating percent of payout.

	Threshold	Target	Maximum
Consolidated EBITDA	$142.5 million	$158.3 million	$177.8 million
Consolidated ROA	12.1%	13.5%	14.5%
% Payout of Individual Target	50% payout of target award	100% payout of target award	200% payout of target award

For 2007, payable in 2008, Messrs. Sullivan, Mackus and Krueger earned cash bonuses of 200% of their targeted bonus amount, as we realized 2007 EBITDA of $178.1 million and an ROA of 14.7%, excluding, in each case, the effects of our acquisition of DBT. A reconciliation of our net earnings as reported in our 2007 financial statements to EBITDA for purposes of our Omnibus Incentive Plan 2007 as it relates to cash bonuses for executives can be found in the Management’s Discussion and Analysis section of our 2007 Annual Report to Stockholders. For 2007, cash bonuses paid to Messrs. Sullivan, Mackus and Krueger represented 40%, 27%, and 33%, respectively, of their total compensation as set forth in the Summary Compensation Table below. We paid these cash bonuses for 2007 performance in calendar year 2008.

In 2007, Messrs. Tate and de Leon did not participate in our annual cash bonus plan under our Omnibus Incentive Plan 2007 because of the timing associated with the DBT acquisition and their becoming employees of our Company. The Compensation Committee awarded Messrs. Tate and de Leon bonuses for 2007 that were intended to approximate the bonus amount paid to Mr. Krueger based on our Compensation Committee’s view that the positions and responsibilities of a chief operating officer and an executive vice president are at a relatively equivalent level within our Company. Messrs. Tate and de Leon earned cash bonuses of $308,007 and $283,680, representing 46% and 41% of their total compensation, respectively. Beginning in 2008, both Mr. Tate and Mr. de Leon will join our other named executive officers in participating in our annual cash bonus plan for executives as provided in the Omnibus Incentive Plan 2007.

Messrs. Sullivan and Mackus may earn cash bonuses for 2008 based 100% on the achievement of our Company’s performance objectives, and Messrs. Krueger, Tate and de Leon may earn cash bonuses for 2008 based 60% on the achievement of our Company’s performance objectives and 40% on the achievement of business segment objectives.

Our Company’s performance objectives for 2008 are based on a 75% and 25% weighted combination of our relative achievement in 2008 of our 2008 EBITDA and ROA targets, respectively. Our Compensation Committee set these targets, and will determine achievement of them. For 2008, the threshold, target and maximum goals for our EBITDA are $359.8 million, $399.8 million and $449.8 million, respectively, and the threshold, target and maximum goals for our ROA are 10.8%, 12.0% and 13.5%, respectively. A cash bonus payment of 50% of the targeted bonus award relating to our Company’s performance objectives will be paid if we reach each of these threshold goals. A cash bonus payment of 100% of the targeted bonus award relating to our Company’s performance objectives will be paid if we achieve each of the target goals. A cash bonus of 200% of the targeted bonus award relating to our Company’s performance objectives will be paid if we achieve each of the maximum goals. A pro-rata cash bonus payment will be paid if our performance is between the target and maximum goals. No cash bonus payments relating to our Company’s performance objectives will be made if our performance is below the threshold goals. The business segment or regional performance objectives will be based on a weighted combination of the business segment or region’s relative achievement in 2008 of approved EBITDA and ROA targets. For 2008, the target bonus percentage amount for each of Messrs. Sullivan, Mackus, Tate, Krueger and de Leon is 100%, 60%, 60%, 60% and 60%, of his respective 2008 base salary, which equates to a targeted bonus amount of $836,000, $233,511, $254,105, $253,444, and $244,674, respectively.

Long-Term Equity-Based Incentive Compensation

Our Omnibus Incentive Plan 2007 serves as our vehicle to provide long-term equity-based incentive compensation to our named executive officers and other key employees.

In furtherance of our executive compensation philosophy and core principles, it is our Compensation Committee’s policy to base long-term equity-based incentive compensation as a specified percentage of our executives’ annual base compensation. Our Compensation Committee determines such percentage based upon evaluation of our peer group and internal equity, as is discussed in greater detail below.

Our Omnibus Incentive Plan 2007 provides for the grant of equity-based awards, performance and time vesting restricted stock, stock options, SARs and other equity-based awards. Our Compensation Committee determines the relative mix of the equity-based awards by targeting the competitive levels of such awards as measured against similarly situated executives at our then peer group. In general, consistent with the advice of Towers Perrin concerning market practice, annual long-term equity grants are 70% stock-settled SARs, in order to focus recipients on our future stock price appreciation. Our Compensation Committee generally awards SAR grants subject to vesting incrementally at the rate of 10% at the end of the first calendar year, 15% at the end of the second calendar year, 25% at the end of the third calendar year and 50% at the end of the fourth calendar year and we generally award restricted stock grants subject to vesting in their entirety at the end of the fourth year following the grant. In 2007, our Compensation Committee did not incorporate any financial performance vesting or acceleration measures into such grants because of the inherent relationship of such criteria with our long-term stock price appreciation and because such measures are already the focus of our annual cash bonus award program.

In February 2007, our Compensation Committee awarded 31,200, 9,200, and 10,900 stock-settled SARs, respectively, and 6,800, 2,000, and 2,400 restricted shares, respectively, to each of Messrs. Sullivan, Mackus and Krueger, as well as a total of 43,300 SARs and 11,800 restricted shares to a total of 40 other key management employees. The targeted Financial Accounting Standards Board Statement No. 123(R), Share-Based Payment (“FAS 123(R)”), dollar grant value of these aggregate equity awards equated to 175%, 115% and 115% of the 2006 base salary amounts of Messrs. Sullivan, Mackus and Krueger, respectively. In granting these relative levels of equity awards, our Compensation Committee considered each of these executive’s total cash compensation and determined what amount of equity-based compensation is advisable to keep the executive’s total direct compensation at a competitive level. Specifically, our Compensation Committee calibrated the expected values of our annual long-term equity incentive awards to each recipient’s market median level determined as a percentage of his annual salary, based on Towers Perrin’s analysis of similarly situated executives at our 2007 peer group. As described above, based on the advice of Towers Perrin, our Compensation Committee decided that the targeted dollar-denominated value of our 2007 equity awards should reflect a mix of 70% SARs and 30% restricted shares.

In addition to the February 2007 grant mentioned above, at their August 1, 2007 meeting, our Compensation Committee awarded a total of 40,100 SARs and 10,400 restricted shares to a total of 33 key management employees, including Messrs. Tate and de Leon, as a part of the integration of DBT into our Company. Our Compensation Committee awarded each of Messrs. Tate and de Leon 8,800 SARs and 2,000 restricted shares as part of the integration process. Our Compensation Committee set the amounts of the awards to Messrs. Tate and de Leon to be approximately equivalent to the awards made to executives with similar responsibilities at our Company prior to the acquisition of DBT.

In February 2008, our Compensation Committee awarded 31,100, 6,450, 7,700, 7,650 and 7,050 stock-settled SARs, respectively, and 6,450, 1,350, 1,600, 1,600 and 1,450 restricted shares, respectively, to each of Messrs. Sullivan, Mackus, Tate, Krueger and de Leon. The targeted FAS 123(R) dollar grant value of these aggregate equity awards equated to 240%, 117%, 117%, 117% and 117% of the 2007 base salary amounts of Messrs. Sullivan, Mackus, Tate, Krueger and de Leon respectively. In granting these relative levels of equity awards, our Compensation Committee considered each of these executive’s total cash compensation and determined what amount of equity-based compensation is advisable to keep the executive’s total direct compensation at a competitive level. Specifically, our Compensation Committee calibrated the expected values of our annual long-term equity incentive awards to each recipient’s market median level determined as a percentage of his annual salary, based on Towers Perrin’s analysis of similarly situated executives at our 2008 peer group, as well as their executive compensation data base. Recognizing the relatively equivalent levels of Messrs. Krueger, Tate and de Leon, Towers Perrin data for those positions was blended for analysis purposes. Our Compensation Committee determined that the targeted dollar-denominated value of our 2008 equity awards should continue to reflect a mix of 70% SARs and 30% restricted shares. Our Compensation Committee has not granted any stock options to our named executive officers since 2001. Generally, our Compensation Committee intends to follow a practice of granting SARs, restricted shares and any other equity-based awards to our executives once each year at our Compensation Committee’s regular February meeting (but with an effective grant date as of the close of business on the third business day after the public release of our prior year’s earnings results).

Our Compensation Committee may not “reprice” stock options or SARs previously granted and may not “back-date” stock option or SAR grants.

Under our Omnibus Incentive Plan 2007, our chief executive officer (who is also a Board member), acting as a single-member committee of our Board, has limited delegated authority to grant equity-based awards to specified employees, none of whom is a named executive officer.

Other Benefits

As part of our competitive compensation program, we maintain certain other plans and arrangements that provide or may provide compensation and benefits to our named executive officers and other key employees. These plans and arrangements are principally our pension plan, supplemental executive retirement plan, 401(k) plan, executive deferred compensation plan and certain severance and change in control arrangements. Our named executive officers also participate in our welfare benefit plans, which provide health, life, dental, vision and disability insurance benefits to our executives, on the same basis as our other salaried employees.

Pension Plan

We maintain a cash balance formula defined benefit pension plan for all of our salaried employees, including our named executive officers. Compensation covered by the pension plan includes the salary and bonus amounts reported in the Summary Compensation Table below, but is limited by the Internal Revenue Service (“IRS”) to $225,000 for 2007 and $230,000 for 2008. Bonuses earned in 2007 but paid in 2008 are considered to be compensation for 2008 for purposes of the pension plan. Upon termination of employment, the employee may receive benefits in the form of a lump-sum equal to the value of his cash balance account or a monthly annuity equal to the actuarial equivalent of his cash account balance.

Supplemental Executive Retirement Plan

Our Supplemental Executive Retirement Plan (“SERP”), which became effective on October 20, 2006, provides an allocation to our senior management, including our named executive officers, equal to the amount that cannot be allocated to such employees under our cash balance pension plan due to the IRS imposed annual compensation limits described above. Benefits are to be paid under our SERP upon the participating employee’s separation from service in a lump sum or in five or ten annual installments, as the participating employee elects.

401(k) Plan

We maintain a 401(k) plan for substantially all of our United States salaried employees, including our named executive officers. Pursuant to our 401(k) plan, we match 50% of the first 6% of compensation contributed by our participants up to the IRS imposed limits. Prior to October 1, 2007, Messrs. Tate and de Leon were participants under the DBT 401(k) plan, pursuant to which they received a 100% match of the first 3% of compensation contributed by them and a 50% match of the next 3% of compensation contributed by them.

Deferred Compensation Plan

Our Executive Deferred Compensation Plan, which was approved in October 2006, and became effective beginning in 2007, permits our named executive officers and other senior members of management to elect to defer, on a pre-tax basis, their base salary and bonus into the Executive Deferred Compensation Plan and provides for a matching contribution from us equal to 50% of the total amount deferred, capped at 3% of the participating employee’s compensation in excess of the IRS imposed annual compensation limits described above. Benefits under our Executive Deferred Compensation Plan are to be paid upon the participating employee’s separation from service in a lump sum or in five or 10 annual installments, as the participating employee elects.

Perquisites

In the past, we have provided few perquisites to our named executive officers. We provided these perquisites as part of a competitive compensation package. During 2007, we provided Messrs. Sullivan, Mackus and Krueger with company vehicles for personal travel, and we also provided Messrs. Tate and de Leon with company vehicles under the terms of their prior employment agreements with DBT. Messrs. Sullivan and Krueger have also been provided with company-paid memberships to a social club located in Milwaukee, Wisconsin. Messrs. Sullivan and Krueger use this club for business purposes only. As part of his prior employment agreement with DBT, Mr. Tate was provided a membership at Southpointe Golf Club in Canonsburg, Pennsylvania.

In October 2007, Towers Perrin advised us that perquisite levels for U.S.-based executives were continuing to decline and that we should consider the relevance of perquisites to our overall compensation philosophy before making any changes to our program. They additionally advised that, for executives based outside of the U.S., perquisites should be considered on an individual basis dependent on competitive local practices and taxation requirements. Following discussion with Towers Perrin, management recommended, and our Compensation Committee approved, the discontinuation of all U.S.-based perquisites in 2008, which include Mr. Tate’s membership at Southpointe Golf Club and the vehicles and vehicle allowances provided to Messrs. Sullivan, Mackus, Tate, Krueger and de Leon, in favor of a focus on competitive levels of base salary and at-risk pay. As discussed above under “Base Salary,” to compensate our named executive officers for the elimination of these perquisites, our Compensation Committee recommended an increase of $35,000 to Mr. Sullivan’s base salary and approved a base salary increase of $25,000 for each of our other named executive officers in 2008.

Severance and Change in Control Arrangements

Our Compensation Committee believes that, to provide a competitive compensation program that will enable us to attract and retain talented management employees, we must provide some protections in the event of a termination of employment. We also provide severance benefits to obtain from our named executive officers an agreement to provisions designed to protect our interests, including confidentiality, non-solicitation and non-competition provisions. Accordingly, we have entered into employment agreements with Messrs. Sullivan and Mackus and letter agreements with Messrs. Tate and de Leon. Under these arrangements, Messrs. Sullivan, Mackus, Tate and de Leon are entitled to severance benefits if their respective employment terminated prior to a change in control for any reason other than for “cause.” Our Compensation Committee has selected the triggering events under these arrangements to afford our named executive officers some protection in the event of a termination of their employment that might occur in the future. Our Compensation Committee believes these types of protections are a necessary part of a competitive compensation program, and better enable our named executive officers to focus their efforts on behalf of our Company. We summarize these arrangements in greater detail on pages 33 through 37. We do not have an employment agreement with Mr. Krueger.

To offer a competitive compensation program and to guard against the potential distraction and loss of key personnel that may occur in connection with a change in control of our company, we have also entered into key executive employment and severance agreements (“KEESAs”) with Messrs. Sullivan, Mackus and Krueger, which become effective only upon a “change in control” of our company, as defined in the KEESAs. The KEESAs provide for benefits in the event of a termination of employment following a change in control of our Company. We summarize KEESAs in greater detail on pages 33 through 37. We have agreed to treat the events we describe in this section as triggering events under the KEESAs because such events would represent significant changes in the ownership of our Company and could signal potential uncertainty regarding the job security of our named executive officers. Our Compensation Committee set the levels of benefits and employment terms under the KEESAs based on its belief that these benefits and terms will provide appropriate levels of protection for our named executive officers to assist in retaining them and in enabling them to focus their efforts on behalf of our Company without undue concern for their employment following a change in control.

Executive Stock Ownership Guidelines

In order to encourage the acquisition and retention of our Common Stock by our then current named executive officers to further align their economic interests with those of our stockholders, effective as of April 1, 2007, our Compensation Committee and Board adopted tiered guidelines requiring our then current named executive officers to own a specified amount of our Common Stock equal to a specified multiple of their annual base salary within a four-year time period as follows:

	Tier 1	Tier 2	Tier 3
Officer designation	chief executive officer	chief operating officer, chief financial officer	all other executive officers

Stock ownership as a multiple of April 1, 2007 base salary (or subsequent date of hire, promotion, election or appointment)	four	three	one

For subsequently hired, promoted, elected or appointed newly serving named executive officers, which includes Messrs. Tate and de Leon, the appropriate designated multiple will be applied to their then current annual base salary amount at the time of, and must be satisfied within a four-year time period after, such hiring, promotion, election or appointment as such executive officer.

The number of shares into which this ownership guideline translates for our then current named executive officers was determined based on the closing sale price of our Common Stock as of April 1, 2007. For subsequently hired, promoted, elected or appointed newly serving named executive officers, the number of shares into which this ownership guideline translates will be determined based on the closing sale price of our Common Stock on the first trading day of the month on or after their date of hiring, promotion, appointment or election as such executive officer. Our Common Stock may be acquired for this purpose by an executive through SARs, stock options, the accumulation of vested and unvested restricted shares and similar equity-based awards, as well as through direct share purchases.

Our Compensation Committee and Board have adopted a policy prohibiting our directors and executive officers from pledging our Common Stock as collateral security for personal loans or other obligations.

Impact of Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code limits the tax deduction that we can take for compensation we pay to our chief executive officer and our three other highest paid officers other than our chief financial officer (determined as of the end of each year) to $1 million per year per individual. However, certain performance-based compensation that meets the requirements of Code Section 162(m) does not have to be included as part of the $1 million limit. In choosing forms of compensation, our Compensation Committee considers the potential impact of Code Section 162(m), but reserves the right to grant compensation that does not qualify as performance-based compensation, if it believes that the interests of our stockholders are better served by granting compensation that may not qualify as performance-based compensation.

SARs granted to our named executive officers in February 2007 and 2008 are considered performance-based compensation and so will not be included in the $1 million limit in the year of exercise. Restricted shares granted to our named executive officers in February 2007 and 2008 are not considered performance-based compensation and so will be included in the $1 million limit in the year such stock vests.

The annual bonus awards granted under our Omnibus Incentive Plan 2007 with respect to 2007 are considered performance-based compensation and so will not be included in the $1 million limit for 2008, when the bonuses are paid.

Our Compensation Committee considers the impact of other tax provisions, such as Code Section 409A’s restrictions on deferred compensation, and attempts to structure compensation in a tax-efficient manner both for the named executive officers and for our Company. To preserve the effectiveness of our change in control arrangements, as described under “Potential Payments upon a Termination or Change of Control,” we have also agreed to make some of our named executive officers “whole” if certain excise taxes are imposed on payments to them under the arrangements.

In adopting various executive compensation plans and packages and in making certain of its executive compensation decisions, particularly with respect to its grant of equity-based long-term incentive awards, our Compensation Committee considers the accounting treatment and the anticipated financial statement impact of such decisions, as well as the anticipated dilutive impact to our stockholders.

EXECUTIVE COMPENSATION

Summary Compensation Table

Set forth below is information regarding compensation earned by, paid or awarded to our named executive officers during 2007: (i) Timothy W. Sullivan, our president and chief executive officer; (ii) Craig R. Mackus, our chief financial officer and secretary; (iii) William S. Tate, our executive vice president, global markets and strategic support; (iv) Kenneth W. Krueger, our chief operating officer, surface; and (v) Luis de Leon, our chief operating officer, underground. All of these named executive officers are currently serving our Company.

The following table sets forth for our named executive officers: (i) the dollar amount of base salary earned during 2007; (ii) the dollar value of our FAS 123(R) expense during 2007 for all equity-based awards held by our named executive officers; (iii) the dollar amount of non-equity incentive plan compensation (i.e., cash bonuses) earned during 2007 under our Executive Officer Incentive Plan; (iv) the change in pension value and non-qualified deferred compensation earnings during 2007; (v) all other compensation for 2007; and (vi) the dollar value of total compensation for 2007.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value and Non-Qualified Deferred Compensation	All Other Compen- sation (3)	Total
Timothy W. Sullivan	2007	$714,876	—	$1,390,791	—	$1,520,000	$139,700	$16,754	$3,782,121
President & Chief Executive Officer	2006	$609,504	—	$1,059,840	—	$1,183,352	$132,787	$15,111	$3,000,594

Craig R. Mackus	2007	$311,953	—	$529,881	—	$324,321	$43,332	$12,019	$1,221,506
Chief Financial Officer & Secretary	2006	$274,848	—	$423,936	—	$266,809	$49,343	$10,841	$1,025,777

William S. Tate	2007	$287,030	—	$52,702	—	$308,007	$4,475	$11,011	$663,225
Executive Vice President (4)

Kenneth W. Krueger	2007	$368,005	—	$543,887	—	$460,806	$21,267	$15,339	$1,409,304
Chief Operating Officer, Surface	2006	$320,004	—	$423,936	—	$310,644	$11,087	$13,043	$1,078,714

Luis de Leon	2007	$235,887	—	$52,702	—	$283,680	$3,188	$120,073	$695,530
Chief Operating Officer, Underground (4) (5)

(1)	Reflects the expense in our 2007 and 2006 financial statements of the SARs and restricted shares awarded in 2007 and 2006. This expense was computed in accordance with FAS 123(R); however, for this disclosure only, this expense does not include an estimate of forfeitures. The assumptions made in the valuations are discussed in the Grants of Plan-Based Awards section below and in Footnote I to our 2007 financial statements.

(2)	Reflects cash bonuses earned in connection with our achievement in 2007 and 2006 of specific performance targets. We describe the targets for 2007 above in the CD&A.

(3)	All Other Compensation consists of the following:

Name	Year	Personal Use Auto	Excess Life Insurance	401(k) Savings Plan Company Match	Club Membership	Relocation	Total
Timothy W. Sullivan	2007	$8,072	$1,932	$6,750			$16,754
	2006	$6,579	$1,932	$6,600			$15,111
Craig R. Mackus	2007	$3,104	$2,165	$6,750			$12,019
	2006	$3,062	$1,179	$6,600			$10,841
William S. Tate	2007	$6,327	$1,053	$3,631			$11,011
Kenneth W. Krueger	2007	$6,491	$1,633	$6,750	$465		$15,339
	2006	$4,920	$1,523	$6,600	—		$13,043
Luis De Leon	2007	$6,984	$294	$3,546		$109,249	$120,073

(4)	The salary and non-equity incentive plan compensation amounts for Messrs. Tate and de Leon are for the period of May 4, 2007 (the date we acquired DBT) through December 31, 2007.

(5)	A portion of Mr. de Leon’s salary and relocation for 2007 was paid in euros and was converted into U.S. dollars using the average exchange rate of 1.3577.

Employment Agreements

Mr. Sullivan serves under an employment agreement that he entered into in 2004, which originally provided for a base salary of not less than $500,000, subject to increase at the discretion of our Board and for additional incentive based compensation (Mr. Sullivan’s base salary at the end of 2007 was $760,000). Mr. Mackus also serves under an employment agreement that he entered into in 1997, which originally provided for a base salary of not less than $130,380, subject to merit increases (Mr. Mackus’s base salary at the end of 2007 was $324,321). Pursuant to the terms of their respective employment letter agreements, Mr. Tate’s and Mr. de Leon’s compensation generally consists of (i) monthly base salaries of $32,083 and $29,550 in 2007, respectively, (ii) eligibility to participate in our management incentive plan, long-term incentive plan, supplemental executive retirement plan and deferred compensation plan, and (iii) certain other compensation and benefits generally available to all salaried employees of our Company.

Grants of Plan-Based Awards

As previously described in this CD&A, under our Omnibus Incentive Plan 2007, grants of cash and equity-based incentive awards may be made to our named executive officers, as well as to other key employees. The following table sets forth information regarding all such incentive plan awards that were granted to our named executive officers in 2007. This information is included in the FAS 123(R) expense computation and is not additive to the stock awards disclosure included in the Summary Compensation Table. We did not grant any stock options to our named executive officers or any other employees in 2007.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: No. of Shares of Stock or Units (1)	All Other Option Awards: No. of Securities Underlying Options	Exercise or Base Price of SAR Awards	Grant Date Fair Value of Stock and SAR Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Timothy W. Sullivan
Cash incentive	—	$418,000	$836,000	$1,672,000
Restricted shares	2/21/07							6,800	—		$387,872
SARs	2/21/07							31,200	—	$57.04	$799,344

Craig R. Mackus
Cash incentive	—	$116,756	$233,511	$467,022
Restricted shares	2/21/07							2,000	—		$114,080
SARs	2/21/07							9,200	—	$57.04	$235,704

William S. Tate
Cash incentive	—	$127,053	$254,105	$508,210
Restricted shares	8/7/07							2,000	—		$136,740
SARs	8/7/07							8,800	—	$68.37	$295,416

Kenneth W. Krueger
Cash incentive	—	$126,722	$253,444	$506,888
Restricted shares	2/21/07							2,400	—		$136,896
SARs	2/21/07							10,900	—	$57.04	$279,258

Luis de Leon
Cash incentive	—	$122,337	$244,674	$489,348
Restricted shares	8/7/07							2,000	—		$136,740
SARs	8/7/07							8,800	—	$68.37	$295,416

(1)	Reflect the number of SARs and restricted shares awarded on February 21, 2007 and August 7, 2007.

The value of the SARs awarded to our named executive officers on February 21, 2007 and August 7, 2007 was $25.62 per SAR and $33.57 per SAR, respectively, as determined using the Black-Scholes pricing model. The assumptions used in this model were as follows:

•	$48.45 market price of our Common Stock as of January 3, 2007.

•	Expected life of the SARs of seven years.

•	Risk-free interest rate of 4.66%.

•	Volatility of our Common Stock of 42%.

•	Common Stock dividend yield of .41%.

The SARs expire on February 21, 2017 and August 7, 2017, respectively, and have an incremental vesting schedule of 10%, 15%, 25% and 50%, respectively, on each of December 31, 2007, 2008, 2009, and 2010, provided such individual is still employed by us on each such date.

The restricted shares awarded to our named executive officers on February 21, 2007 and August 7, 2007 were valued based on a grant price of $52.18 and $68.37, respectively. The restricted shares cliff vest on December 31, 2010, provided such executive is employed with us on that date.

Outstanding Equity Awards at Year-End

The following table sets forth information on outstanding stock option, SAR and restricted share awards held by our named executive officers as of December 31, 2007, including the number of shares underlying both exercisable and unexercisable portions of each stock option and SAR, as well as the exercise or base price and expiration date of each outstanding option and SAR. This information is included in the FAS 123(R) expense computation and is not additive to the stock awards disclosure included in the Summary Compensation Table.

	Option and SAR Awards					Stock Award
Name	No. of Securities Underlying Unexercised Options/SARs (# Exercisable)	No. of Securities Underlying Unexercised Options/ SARs (#Unexercis- able)		Option/ SARs Exercise Price ($)	Option/ SARs Expiration Date	No. of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Timothy W. Sullivan
“Base” restricted shares - 2006 grant	—	—		—	—	—		—	25,125	(2)	$2,497,174
“Premium” restricted shares - 2006 grant	—	—		—	—	—		—	25,125	(3)	$2,497,174
Other restricted shares - 2007 grant	—	—		—	—	6,800	(4)	$675,852	—		—
SARs - 2007 grant	3,120	28,080	(5)	$57.04	02/21/2017	—		—	—		—
- 2006 grant	25,125	75,375	(6)	$39.763	02/16/2016	—		—	—		—

Craig R. Mackus
“Base” restricted shares - 2006 grant	—	—		—	—	—		—	10,050	(2)	$998,870
“Premium” restricted shares - 2006 grant	—	—		—	—	—		—	10,050	(3)	$998,870
Other restricted shares - 2007 grant	—	—		—	—	2,000	(4)	$198,780	—		—
SARs - 2007 grant	920	8,280	(5)	$57.04	02/21/2017	—		—	—		—
- 2006 grant	10,050	30,150	(6)	$39.763	02/16/2016	—		—	—		—

William S. Tate
Other restricted shares -2007 grant	—	—		—	—	2,000	(4)	$198,780	—		—
SARs - 2007 grant	880	7,920	(5)	$68.37	08/07/2017	—		—	—		—

Kenneth W. Krueger
“Base” restricted Shares - 2006 grant	—	—		—	—	—		—	10,050	(2)	$998,870
“Premium” restricted shares - 2006 grant	—	—		—	—	—		—	10,050	(3)	$998,870
Other restricted shares - 2007 grant	—	—		—	—	2,400	(4)	$238,536	—		—
SARs - 2007 grant	1,090	9,810	(5)	$57.04	02/21/2017	—		—	—		—
- 2006 grant	10,050	30,150	(6)	$39.763	02/16/2016	—		—	—		—

Luis de Leon
Other restricted shares - 2007 grant	—	—		—	—	2,000	(4)	$198,780	—		—
SARs - 2007 grant	880	7,920	(5)	$68.37	08/07/2017	—		—	—		—

(1)	Calculated using the closing price of our Common Stock as of December 31, 2007.

(2)	“Base” restricted stock will vest on December 31, 2009, provided the executive remains employed by us until such date (or has a qualifying retirement prior to such date), but 25% of the shares will vest on an accelerated basis on December 31, 2008 if specified financial performance criteria are met.

(3)	“Premium” restricted stock will vest in the event specified financial criteria are met and the executive remains continuously employed by us until December 31, 2009.

(4)	Restricted stock will vest on December 31, 2010, provided the executive remains employed by us until such date (or has a qualifying retirement prior to such date).

(5)	Unvested stock appreciation rights will vest 15%, 25% and 50%, respectively, on December 31, 2008, 2009 and 2010, provided the executive remains employed by us until such date (or has a qualifying retirement prior to such dates).

(6)	Unvested SARs will vest 25% and 50%, respectively, on December 31, 2008 and 2009, provided the executive remains employed by us until such dates (or has a qualifying retirement prior to such dates).

Amounts disclosed for “base” restricted stock in the “Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested” and “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested” columns assume that financial goals under base restricted stock for 2007 were met. “Base” and “premium” performance restricted stock is stock that we grant subject to vesting over time and/or upon achievement of specified financial objectives. The difference between “base” and “premium” performance restricted stock is that the base restricted stock will vest as long as the participant remains employed for the vesting period, although vesting may be accelerated in part if established financial objectives are met, whereas premium restricted stock vests only if established financial objectives are met and the individual remains employed for the vesting period.

Option and SAR Exercises and Restricted Stock Vesting

The following table sets forth information regarding each vesting of restricted stock that occurred during 2007 for each of our named executive officers on an aggregated basis. There were no exercises of SARs or stock options in 2007 by our named executive officers. This information supplements the FAS 123(R) value disclosure of stock awards included in the Summary Compensation Table by providing additional details about such awards (see note 1 below).

Name	Number of Shares Acquired on Vesting		Value Realized on Vesting ($) (1)
Timothy W. Sullivan	18,844	(2)	$1,769,051
Craig R. Mackus	7,538	(3)	$707,621
Kenneth W. Krueger	7,538	(4)	$707,621

(1)	Calculated using the $93.88 per share closing price of our Common Stock on February 14, 2008, the date that the December 31, 2007 vesting was confirmed by our Board. The corresponding FAS 123(R) expense in our 2007 financial statements and in the stock awards column of the Summary Compensation Table for the shares of “base” restricted stock and shares of “premium” restricted stock for Messrs. Sullivan, Mackus and Krueger was $628,437, $251,375 and $251,375, respectively.

(2)	Consists of 12,563 shares of “base” restricted stock and 6,281 shares of partially vested “premium” restricted stock.

(3)	Consists of 5,025 shares of “base” restricted stock and 2,513 shares of partially vested “premium” restricted stock.

(4)	Consists of 5,025 shares of “base” restricted stock and 2,513 shares of partially vested “premium” restricted stock.

Pension Benefits

The following table sets forth the actuarial present value of each named executive officer’s accumulated benefits as of December 31, 2007 under our pension plan and supplemental executive retirement plan, assuming benefits are paid at normal retirement age based on current levels of compensation. The table also shows the number of years of credited service under each such plan.

Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefits	Payments During 2007
Timothy W. Sullivan	Salaried Employees’ Retirement Plan	27	$331,686	$0
	Supplemental Executive Retirement Plan	2	$235,635	$0

Craig R. Mackus	Salaried Employees’ Retirement Plan	28	$365,221	$0
	Supplemental Executive Retirement Plan	2	$93,359	$0

William S. Tate	Salaried Employees’ Retirement Plan	0	$4,475	$0
	Supplemental Executive Retirement Plan	0	$0	$0

Kenneth W. Krueger	Salaried Employees’ Retirement Plan	2	$14,577	$0
	Supplemental Executive Retirement Plan	2	$17,777	$0

Luis de Leon	Salaried Employees’ Retirement Plan	0	$3,188	$0
	Supplemental Executive Retirement Plan	0	$0	$0

(1)	Years of credited service shown for Messrs. Sullivan and Mackus under the Supplemental Executive Retirement Plan do not reflect actual years of service. The years of credited service shown are the actual years of service during which the Supplemental Executive Retirement Plan has been in existence. The difference between actual years of service, as reflected as the years credited for the Salaried Employees’ Retirement Plan, and credited years of service does not result in any benefit augmentation.

Pension Plan

Pension plan benefits payable to our named executive officers are determined under a cash balance formula. Each month a percentage of their earnings is credited to their cash balance plan account in accordance with the following table:

Years of Service at the Beginning of Year	Pay Credits
Less than 5	4.0%
5 but less than 10	4.5%
10 but less than 15	5.0%
15 but less than 20	5.5%
20 but less than 25	6.0%
25 but less than 30	6.5%
30 or more	7.0%

In February 2005, our Board approved extending certain transition pay-based credits for specified employees, including some of our named executive officers, for an additional five years because it was found that employee accounts were understated from original projections. It was determined that since March 2001, interest rates had been much lower than forecasted and employee account balances have not met their expectations, falling short by an average of 6% to 7%. Additionally, in reviewing this with our actuary, Watson Wyatt, we were cognizant of other similar type hybrid plans that have either extended their transitional credits for longer periods or amended their plan to give greater benefits. Each account is also credited with interest using the average annual rate of U.S. 30-year Treasury Securities for the November preceding the plan year. Compensation for which a pay credit applies includes the officer’s total salary and bonus (excluding compensation deferred pursuant to any non-qualified plan).

In addition, employees who were participants in the plan as of December 31, 1999 receive transition pay-based credits as a percentage of their earnings during the period January 1, 2000 through December 31, 2009 in accordance with the following table:

Years of Service at December 31, 1999	Pay Credits
Less than 15	1.50%
15 or more	2.50%

As of December 31, 2007, the estimated annual benefits payable under our SERP at normal retirement age (aged 65) to Messrs. Sullivan, Mackus, Tate, Krueger and de Leon were $72,484, $70,607, $7,887, $19,651 and $37,296, respectively. In making these estimates, we assumed (i) that 2007 pay (salary and bonus) remains level to normal retirement age; (ii) that the 2008 compensation limit of $230,000 remains level to normal retirement age; (iii) that the interest crediting rate for all years is 4.52%, the November 2007 30-year Treasury rate, which is the rate to be used for the 2008 plan year; and (iv) that the projected cash balance at normal retirement age was converted to an annuity using the 2008 interest rate and mortality assumptions to calculate lump sums under IRC section 417(e)(3)(D) as prescribed under PPA as follows: The interest rate is based on the applicable segment rates of 4.60% (first 5 years), 4.82% (years 6 through 20) and 4.91% (for 20+ years) for the plan’s lookback month of November 2007 and the mortality table is based upon a fixed blend of 50% of the static male combined mortality rates and 50% of the static female mortality rates published in proposed IRS regulation 1.430(h)(3)-1.

Supplemental Executive Retirement Plan

Our named executive officers also participate in our SERP under which benefits are subject to the same vesting schedule as applicable to our pension plan. The supplemental plan is designed to mirror the benefits under the pension plan for executive compensation in excess of the annual compensation that may be considered under the pension plan, which is $230,000 for 2008.

As of December 31, 2007, the estimated annual benefits payable under our SERP at normal retirement age to Messrs. Sullivan, Mackus, Tate, Krueger and de Leon were $171,533, $37,183, $4,332, $35,213, and $19,107, respectively. In making these estimates, we assumed (i) that 2007 pay (salary and bonus) remains level to normal retirement age; (ii) that the 2008 compensation limit of $230,000 remains level to normal retirement age; (iii) that the interest crediting rate for all years is 4.52%, the November 2007 30-year Treasury rate, which is the rate to be used for the 2008 plan year; and (iv) that the projected cash balance at normal retirement age was converted to an annuity using the 2008 interest rate and mortality assumptions to calculate lump sums under IRC section 417(e)(3)(D) as prescribed under PPA as follows: The interest rate is based on the applicable segment rates of 4.60% (first 5 years), 4.82% (years 6 through 20) and 4.91% (for 20+ years) for the plan’s lookback month of November 2007 and the mortality table is based upon a fixed blend of 50% of the static male combined mortality rates and 50% of the static female mortality rates published in proposed IRS regulation 1.430(h)(3)-1.

Nonqualified Deferred Compensation

The following table sets forth certain information with respect to participation in our Executive Deferred Compensation Plan by our named executive officers during the fiscal year ended December 31, 2007.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY (1) ($)	Aggregate Earnings in Last FY (2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Timothy W. Sullivan	$113,894	$50,197	$3,248	—	$167,338
Craig R. Mackus	—	—	—	—	—
William S. Tate	$334,797	$123,500	$129,615	—	$587,912
Kenneth W. Krueger	$272,219	$13,609	$632	—	$41,460
Luis de Leon	$160,000	—	—	—	$160,000

(1)	Amounts shown include our matching contributions that we cannot make under our 401(k) plan due to restrictions under the Internal Revenue Code.

(2)	The Aggregate Earnings are not “above-market or preferential earnings” and are therefore not required to be reported in the Summary Compensation Table.

Beginning in 2007, our named executive officers became eligible to participate in our Executive Deferred Compensation Plan. The deferred compensation plan is designed to provide benefits similar to those provided under the 401(k) plan, but which cannot be provided under the 401(k) plan due to restrictions imposed by the Internal Revenue Code. The deferred compensation plan permits employees in the positions of general manager, vice president or higher to elect to defer base salary and bonus and provides for a matching contribution from us equal to 50% of the total amount deferred, capped at 3% of the participating employee’s compensation in excess of the IRS-imposed compensation limit, which is $225,000 for 2007 ($230,000 for 2008). The vesting schedule for these contributions is the same as for similar contributions under our 401(k) plan. The investment options under the deferred compensation plan represent a subset of those under our 401(k) plan. Benefits under the deferred compensation plan will be paid at the later of the participating employee’s separation from service or specified age in a lump sum, or in 5 or 10 annual installments, as the participating employee elects.

Prior to December 31, 2007, Messrs. Tate and de Leon participated in deferred compensation arrangements maintained by DBT. These arrangements terminated, and the account balances of Messrs Tate and de Leon in these arrangements transferred to, and became subject to the terms of, our Executive Deferred Compensation Plan, on December 31, 2007. The amounts shown in the table above for Messrs. Tate and de Leon reflect all contributions and earnings under the DBT arrangements and our Executive Deferred Compensation Plan for 2007, including, with respect to the DBT arrangements, contributions and earnings from before we completed our acquisition of DBT on May 4, 2007.

Potential Payments Upon Termination or Change in Control

We have employment agreements with Messrs. Sullivan and Mackus, letter agreements with Messrs. Tate and de Leon, and KEESAs with Messrs. Sullivan, Mackus and Krueger, as well as with certain other members of our management team, that provide for potential payments and benefits upon a termination of employment under specified circumstances. The KEESAs only become effective upon a “change in control of our Company,” and in which case the employment agreements of Messrs. Sullivan and Mackus will be superseded by their KEESA. In addition to these arrangements, our Omnibus Incentive Plan 2007 provides certain potential benefits in the event of a change in control of our Company.

In the event that Mr. Sullivan’s employment with us is terminated prior to a change in control of our Company for any reason other than for “cause,” he is entitled to receive severance pay in the amount of one year’s base salary (Mr. Sullivan’s base salary for 2008 is $836,000), generally payable in a lump sum at his termination of employment.

Mr. Mackus serves under an automatically renewable one-year employment agreement unless terminated by either party at least 60 days prior to the May 21 expiration of any one-year term. Upon termination without “cause” or through non-renewal of the contract, we are required to pay Mr. Mackus one year’s base salary (i.e., $389,185 in 2008), generally in a lump sum at his termination of employment, and benefits for one year (approximately equal to $14,713) and provide him with up to $15,000 of outplacement consulting services.

The employment agreements with Messrs. Sullivan and Mackus define “cause” as fraud, dishonesty or misconduct in connection with our business, commission of a felony or a material breach of the agreement by the executive.

Under his employment arrangement, if Mr. Tate’s employment is terminated by us for any reason other than cause (as defined in the arrangement) at any time prior to Mr. Tate’s reaching age 65, or if Mr. Tate elects to terminate his employment with us at any time upon 30 days’ notice after August 8, 2009, Mr. Tate is entitled to a severance payment equal to 12 months of his monthly base salary plus bonus at target then in effect generally payable on our normal payroll dates over such period. In addition, if Mr. Tate elects to terminate his employment with us or his employment is terminated by us without cause prior to Mr. Tate’s reaching age 65, then we will provide health coverage for Mr. Tate and his spouse at our expense for the period of time between the termination of his employment and the date on which he reaches age 65.

Under his employment arrangement, if Mr. de Leon’s employment with us is terminated by us for any reason other than cause (as defined in the arrangement) at any time during the first two years of his employment, Mr. de Leon is entitled to a severance payment equal to 12 months of his monthly base salary then in effect payable on our normal payroll dates over such period.

The letter agreements with Messrs. Tate and de Leon define “cause” as a violation of a non-competition, confidentiality or intellectual property agreement with us, an uncured violation of other obligations or conditions of employment, an addiction or dependency on intoxicants or drugs, the commission of specified crimes, dishonesty involving our business, or other conduct that could reflect unfavorably on our reputation or ability to conduct business.

Each of our named executive officers has agreed to post-termination restrictive covenants including confidentiality and non-competition.

In February 2007, we entered into KEESAs with Messrs. Sullivan, Mackus and Krueger. Each of these KEESAs provides that, following any “change in control of our Company” (as defined in the KEESAs), such executive will be employed in the same capacity and position and in the same metropolitan area as immediately prior to the change in control for a length of time set forth in the agreement (three years in the case of Mr. Sullivan and two years in the case of Messrs. Mackus and Krueger). A change of control under the KEESAs would generally occur if a third party were to acquire one-third or more of the voting power of our outstanding Common Stock, there was an externally generated majority change of our Board, a merger were to occur resulting in a majority change of our Board, our stockholders were to approve a plan for our liquidation, or we were to agree to dispose of substantially all of our assets. During the applicable post-change in control employment period, each such officer would be entitled to receive an annual base salary at least equal to his annual base salary in effect immediately prior to the change in control (subject to increase at least annually by our Compensation Committee based on the contributions of such officer to our operating and/or administrative efficiency, growth, cash flow from operations and operating profits), plus all bonuses, incentive compensation, and other benefits extended by us to our executive officers. Each of these KEESAs also contains each individual’s covenant after termination of employment respecting noncompetition, nonsolicitation and confidentiality.

If, at any time during the post-change in control employment period, the executive’s employment is terminated by the officer for a “good reason” (as defined in the KEESAs) or for any reason during the 30-day period after the first anniversary of the change in control in the case of Mr. Sullivan, or by us other than for “cause” (as defined in the KEESAs), death or disability, then the executive would be entitled to receive:

•

A lump sum severance cash payment equal to the sum of (i) the executive’s average annual total Form W-2 compensation (i.e., base salary plus bonus amounts and all other taxable compensation) over the three years prior to the change in control multiplied by (ii) the number of years set forth in the agreement (three in the case of Mr. Sullivan and two in the case of Messrs. Mackus and Krueger).

•	Accrued base salary, bonus, and other payments and benefits to which the executive is entitled under the terms of any of our benefit plans as of the effective date of termination.

•

Outplacement services provided by a nationally recognized executive placement firm until the earlier of the length of time set forth in the KEESA (three years in the case of Mr. Sullivan and two years in the case of Messrs. Mackus and Krueger) or such time as the executive has obtained new full-time employment comparable to his position at our Company.

•

Coverage under life, hospitalization, medical and dental insurance until the earlier of the length of time set forth in the KEESA (three years in the case of Mr. Sullivan and two years in the case of Messrs. Mackus and Krueger) or such time as the executive has obtained new employment and is covered by comparable benefits.

The KEESAs define “good reason” as, in general, a breach by us of the KEESA, our removal from or failure to reelect the executive to positions held with us, or a good faith determination by the executive that there has been a significant adverse change in the executive’s working conditions or status. “Cause” under the KEESAs occurs if the executive engages in bad faith intentional conduct that causes demonstrable and serious financial injury to us, is convicted of a felony that substantially impairs the executive’s ability to perform his duties or responsibilities, or willfully, continuously and unreasonably refuses to perform his or her duties or responsibilities.

If, at any time during the post-change in control employment period, the executive’s employment is terminated by the executive other than for “good reason” (or for any reason other than “good reason” other than during the 30-day period after the first anniversary of the change in control in the case of Mr. Sullivan), or by us for “cause,” then the executive would be only entitled to receive base salary, earned bonus, and other payments and benefits to which the executive is entitled under the terms of any of our benefit plans as of the effective date of termination.

Each of these KEESAs further provides that if the payments and benefits under the KEESA, or any other payments or benefits under any other agreement or plan of ours or any of our affiliates, would constitute an “excess parachute payment” for purposes of the Internal Revenue Code, then we will pay the executive the amount necessary to offset any excise tax imposed by Section 4999 of the Code and any additional taxes on this payment so that the net amount retained by the executive is equal to the amount that otherwise would be payable to the executive if no such taxes had been imposed.

In addition to these employment arrangements, our Omnibus Incentive Plan 2007 provides that our Compensation Committee has the discretion to accelerate the vesting of then outstanding stock options, SARs, restricted stock or other equity awards at such times and upon such conditions as it deems appropriate (including upon a change in control). Moreover, certain of our recent grants of SARs and “base” restricted shares include automatic accelerated vesting upon a change in control. A change of control for these purposes would generally occur if a third party were to acquire 20% or more of the voting power of our outstanding Common Stock, there was an externally generated majority change of our Board, a merger were to occur resulting in a majority change of our Board, our stockholders were to approve a plan for our liquidation, or we were to agree to dispose of substantially all of our assets. If our Compensation Committee would elect to accelerate the vesting of previous equity awards and in consideration of the automatic vesting of certain grants, each of the named executive officers would be entitled to receive certain amounts upon a change in control as calculated and described in the table below showing change-in-control payments and benefits under each named executive officer’s KEESA.

The tables below set out the value of payments and other benefits that we would have provided to our named executive officers under their employment agreements, KEESAs and deferred compensation and equity-based arrangements if the triggering events described had occurred on December 31, 2007.

The following table sets forth the estimated amounts that would have become payable to our named executive officers if a change in control of our Company and a triggering employment termination had occurred on December 31, 2007:

Name	Severance Payment ($)	Gross Up Payment ($) (1)	Life, Hospital- ization, Medical and Dental Insurance ($)		Outplacement Services ($) (2)	Value of Accelerated Vesting of “Base” Restricted Stock ($) (3)	Value of Accelerated Vesting of SARs ($) (3)	Pension Restoration Plan ($) (4)	Elective Deferred Compen- sation Plan ($) (5)	Total ($)
Timothy W. Sullivan	$11,427,183	$6,052,774	$44,327		$45,000	$3,173,026	$5,683,573	$279,963	$50,197	$26,756,043
Craig R. Mackus (6)	$4,227,198	$2,031,430	$29,425		$30,000	$1,197,650	$2,148,412	$108,671	—	$9,772,786
William S. Tate	$615,000	$348,453	$98,293	(7)	—	$198,780	$245,678	—	$123,500	$1,629,704
Kenneth W. Krueger (8)	$8,702,592	$4,932,886	$28,953		$30,000	$1,237,406	$2,213,208	$22,339	$13,609	$17,180,993
Luis de Leon	$354,600	—	—		—	$198,780	$245,678	—	—	$799,058

(1)	Upon a change of control of our Company, the named executive officers may be subject to certain excise taxes as a result of Section 280G of the Internal Revenue Code. We have agreed to pay to the respective named executive officer, at our expense, a gross up payment equal to this excise tax and any additional taxes incurred by the respective named executive officer as a result of the gross up payment. The respective amounts in this column reflect the estimated value of these payments as of December 31, 2007. In determining the amount of the gross up payments for all of the named executive officers, we assume we can prove, by clear and convincing evidence, that the awards of restricted shares and SARs in 2007 were not made in connection with, or in contemplation of, a change of control of our Company. For purposes of determining the amount of the gross up payments in this table, we assume that no amounts will be discounted as attributable to reasonable compensation and that no value will be attributed to any non-competition agreement.

(2)	Pursuant to their respective KEESAs, the named executive officers are eligible to receive, at our expense, outplacement services provided by a nationally recognized executive placement firm until the earlier of the length of time set forth in their respective KEESA (three years in the case of Mr. Sullivan and two years in the case of Messrs. Mackus and Krueger) or such time as the respective named executive officer has obtained new full-time employment comparable to his position with us.

(3)	Unvested “premium” restricted shares do not automatically accelerate upon a change in control. The vesting of otherwise then unvested “base” restricted stock and SARs automatically accelerate upon a change of control regardless of termination. The per share price of our Common Stock as of December 31, 2007 used to determine these values was $99.39.

(4)	Amounts represent the full value of the named executive officer’s account balance under our SERP. Our SERP provides that any payments occurring as a result of a change of control will be made within ten days of the change of control, and our calculations assume that such payments would be made at the latest time possible.

(5)	Represents matching contributions, any unvested portion of which would vest. Our Executive Deferred Compensation Plan provides that any payments occurring as a result of a change of control will be made within ten days of the change of control, and our calculations assume that such payments would be made at the latest time possible.

(6)	Mr. Mackus’ employment agreement provides that he is eligible for one year of pension benefits following termination of employment, but only to the extent coverage terms permit. Consistent with the current terms of our pension arrangements, amounts shown for Mr. Mackus assume that he receives no additional benefits pursuant to this provision in his employment agreement.

(7)	Amount shown assumes that Mr. Tate elected to receive a lump sum payment equal to the current cost of COBRA premiums for 90 months following termination in lieu of continued coverage. Mr. Tate has elected to receive, in the event of a qualifying termination, continued health insurance coverage for himself and his wife in lieu of this lump sum payment. As a result, the benefit that Mr. Tate receives on a qualifying termination in the future may vary from the amount shown in this column.

(8)	Amounts shown assume that Mr. Krueger exercises all of his SARs on the date of the change of control.

The following table sets forth the estimated value of accelerated vesting that would have occurred with respect to the equity grants of our named executive officers and under our Pension Restoration and Executive Deferred Compensation Plans if a change in control of our Company, but no termination of employment, had occurred on December 31, 2007:

Name	Value of Accelerated Vesting of “Base” Restricted Stock ($) (1)	Value of Accelerated Vesting of SARs ($) (1)	Pension Restoration Plan ($) (2)	Elective Deferred Compensation Plan ($) (3)	Gross-up Payment ($) (4)	Total ($)
Timothy W. Sullivan	$3,173,026	$5,683,573	$279,963	$50,197	—	$9,186,759
Craig R. Mackus (5)	$1,197,650	$2,148,412	$108,671	—	—	$3,454,733
William S. Tate	$198,780	$245,678	—	$123,500	—	$567,958
Kenneth W. Krueger	$1,237,406	$2,213,208	$22,339	$13,609	$376,698	$3,863,260
Luis de Leon	$198,780	$245,678	—	—		$444,458

(1)	Unvested “premium” restricted shares do not automatically accelerate upon a change in control. The vesting of otherwise then unvested “base” restricted stock and SARs automatically accelerate upon a change of control regardless of termination. The per share price of our Common Stock as of December 31, 2007 used to determine these values was $99.39.

(2)	Amounts represent the full value of the named executive officer’s account balance under our SERP. Our SERP provides that any payments occurring as a result of a change of control will be made within ten days of the change of control, and our calculations assume that such payments would be made at the latest time possible.

(3)	Represents matching contributions, any unvested portion of which would vest. Our Executive Deferred Compensation Plan provides that any payments occurring as a result of a change of control will be made within ten days of the change of control, and our calculations assume that such payments would be made at the latest time possible.

(4)	Upon a change of control of our Company, the named executive officers may be subject to certain excise taxes as a result of Section 280G of the Internal Revenue Code. We have agreed to pay to the respective named executive officer, at our expense, a gross up payment equal to this excise tax and any additional taxes incurred by the respective named executive officer as a result of the gross up payment. The respective amounts in this column reflect the estimated value of these payments as of December 31, 2007. In determining the amount of the gross up payments for all of the named executive officers, we assume we can prove, by clear and convincing evidence, that the awards of restricted shares and SARs in 2007 were not made in connection with, or in contemplation of, a change of control of our Company. For purposes of determining the amount of the gross up payments in this table, we assume that no amounts will be discounted as attributable to reasonable compensation and that no value will be attributed to any non-competition agreement.

(5)	Mr. Mackus’ employment agreement provides that he is eligible for one year of pension benefits following termination of employment, but only to the extent coverage terms permit. Consistent with the current terms of our pension arrangements, amounts shown for Mr. Mackus assume that he receives no additional benefits pursuant to this provision in his employment agreement.

The following table sets forth the estimated amounts that would have become payable to our named executive officers under their employment arrangements if a triggering employment termination had occurred on December 31, 2007:

Name	Severance Payment ($)	Life, Hospitalization, Medical and Dental Insurance ($)		Outplacement Services ($)	Elective Deferred Compensation Plan ($) (1)	Total ($)
Timothy W. Sullivan	$760,000	—		—	$50,197	$810,197
Craig R. Mackus	$324,322	$14,713		$15,000	—	$354,035
William S. Tate	$615,000	$98,293	(2)	—	$123,500	$836,793
Kenneth W. Krueger	—	—		—	$5,444	$5,444
Luis de Leon	$354,600	—		—	—	$354,600

(1)	Represents matching contributions, any unvested portion of which would vest.

(2)	Amount shown assumes that Mr. Tate elected to receive a lump sum payment equal to the current cost of COBRA premiums for 90 months following termination in lieu of continued coverage. Mr. Tate has elected to receive, in the event of a qualifying termination, continued health insurance coverage for himself and his wife in lieu of this lump sum payment. As a result, the benefit that Mr. Tate receives on a qualifying termination in the future may vary from the amount shown in this column.

Director Compensation

The following table sets forth information regarding the compensation received by each of our directors during 2007:

Name	Fees Earned or Paid in Cash	Stock Awards (3)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Theodore C. Rogers (1)	—	$55,000	—	—	—	—	$55,000
Ronald A. Crutcher (2)	$47,688	$55,000	—	—	—	—	$102,688
Paul W. Jones	$40,509	$55,000	—	—	—	—	$95,509
Robert W. Korthals (4)	$51,025	$55,000	—	—	—	—	$106,025
Gene E. Little	$54,575	$55,000	—	—	—	—	$109,575
Edward G. Nelson	$51,082	$55,000	—	—	—	—	$106,082
Robert L. Purdum	$40,500	$55,000	—	—	—	—	$95,500
Robert C. Scharp	$43,787	$55,000	—	—	—	—	$98,787
Timothy W. Sullivan (5)	—	—	—	—	—	—	—

(1)	Mr. Rogers, our chairman of the board, elected to forego the receipt of the annual cash retainer and meeting attendance compensation in 2007.

(2)	Mr. Crutcher is retiring as a director of our Company effective as of the date of our Annual Meeting.

(3)	Represents fees paid in the form of shares of our Common Stock.

(4)	Mr. Korthals is retiring as a director of our Company effective as of the date of our Annual Meeting.

(5)	Mr. Sullivan, our chief executive officer, is not compensated for being a director of our Company.

Retainer and Meeting Fees

Effective January 1, 2007, our Board approved an annual cash retainer fee to be paid to our non-employee directors of $30,000, with fees payable in advance on a quarterly basis. Our Board also approved an annual retainer fee paid to our non-employee directors of $55,000 worth of our Common Stock, with the stock to be granted at each annual stockholders’ meeting or upon initial election or new appointment to our Board (with a prorated stock grant being made for non-employee directors whose initial election or new appointment occurs on or after July 1 of any year). We intend that any shares of our Common Stock will be issued pursuant to our Omnibus Incentive Plan 2007.

Following the acquisition of DBT, Towers Perrin conducted an analysis of our directors’ compensation based on the new revenue level of our Company. As a result of Towers Perrin’s advice that our directors’ compensation was slightly above the 25th percentile of comparable market data, and based on Towers Perrin’s recommendations, in October 2007, our Compensation Committee recommended and our Board approved an increase in the annual cash retainer fee to be paid to our non-employee directors to $35,000 from $30,000 as well as an increase in the additional retainer fee that our non-employee directors receive in the form of fully-vested shares of our Common Stock to $75,000 from $55,000.

Our non-employee directors also receive $1,500 per Board and committee meeting attended. Our Board committee chairmen receive an additional fee of $1,000 per committee meeting. We reimburse all directors for out-of-pocket expenses incurred in connection with attendance at Board and committee meetings. Mr. Rogers, our chairman of the board, elected to forego the receipt of any fees or expenses as director compensation in 2007, other than the common stock retainer of $55,000. Our non-employee directors may elect to receive shares of our Common Stock in lieu of their cash fees.

Non-Employee Director Deferred Compensation Plan

Our non-employee directors may elect to defer payment of their fees (including stock fees, annual fees and meeting fees, but excluding reimbursement of expenses) pursuant to our non-employee directors deferred compensation plan. Under this plan, we have an account for each plan participant to record cumulative deferred fees. The accounts are denominated in the form of restricted common stock units issued pursuant to our Omnibus Incentive Plan 2007 in a number of shares equal to the amount of deferred fees divided by the market price of our Common Stock on the date the deferred compensation would have otherwise been paid. Our directors are able to invest their accounts in other investment options as may be made available, including in the form of restricted common stock units. The account becomes payable in cash or, with respect to the restricted common stock units, in shares of our Common Stock, at the discretion of the director, when the director’s service on our Board terminates. In the event of a change in control, all amounts deferred under this plan will become immediately payable.

Non-Employee Director Stock Ownership Guidelines

Based on the recommendations of Towers Perrin, in order to encourage the acquisition and retention of our Common Stock by non-employee directors to further align their economic interests with those of our stockholders, our Nominating and Corporate Governance Committee recommended and our Board adopted a guideline, effective as of January 1, 2007, encouraging our non-employee directors to own an amount of our Common Stock equal to at least three times their annual Board (excluding any committee or committee or Board chair retainers) cash retainer amount (or a total of $90,000 of our Common Stock) by December 31, 2009 (three years from January 1, 2007), or within three years of initial appointment or election for all newly serving non-employee directors.

Our Compensation Committee and Board have adopted a policy which prohibits our directors and executive officers from pledging our Common Stock as collateral security for personal loans or other obligations.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the above CD&A with our management and, based on such review and discussion, has recommended to our Board that the CD&A be included in our proxy statement for our Annual Meeting.

COMPENSATION COMMITTEE

Paul W. Jones (Chairman)

Ronald A. Crutcher

Robert W. Korthals

Robert L. Purdum

Robert C. Scharp

AUDIT COMMITTEE REPORT

Our Audit Committee is comprised entirely of independent directors (as defined for members of an audit committee NASDAQ’s listing standards). Our management is responsible for our internal controls and financial reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with standards of The Public Company Accounting Oversight Board and issuing a report thereon. Our Audit Committee is responsible for monitoring these processes and is responsible for appointing our independent registered public accounting firm, subject to stockholder ratification, and approving the terms of the independent registered public accounting firm’s services.

Our Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm, which policy was also approved by our Board. The services performed by the independent registered public accounting firm in 2007 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee and approved by the Board. Our Audit Committee met with our management and our independent registered public accounting firm five times during 2007.

Our Audit Committee has discussed with our independent registered public accounting firm the overall scope and plans for its independent audit. Our Audit Committee reviewed and discussed our audited financial statements with management. Our management represented to our Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. Discussions regarding our audited financial statements included the independent registered public accounting firm’s judgments about the quality of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Our Audit Committee also discussed with the independent registered public accounting firm all other matters required by Statement on Auditing Standards (“SAS”) No. 61, “Communication with Audit Committees”, as amended by SAS No. 89, “Audit Adjustments” and SAS No. 90, “Audit Committee Communications”, and Rule 2-07 of Regulation S-X.

Our independent registered public accounting firm provided to our Audit Committee the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, and our Audit Committee discussed the independent registered public accounting firm’s independence with management and the independent registered public accounting firm.

Based on our Audit Committee’s discussion with management and the independent registered public accounting firm, our Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm to our Audit Committee, our Audit Committee recommended to our Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such Acts.

AUDIT COMMITTEE

Gene E. Little (Chairman)

Ronald A. Crutcher

Robert W. Korthals

Edward G. Nelson

Theodore C. Rogers

APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE

OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF

CLASS A COMMON STOCK

(Proposal 2)

Our Board believes it advisable to amend our Amended and Restated Certificate of Incorporation (our “Certificate”) to increase the authorized shares of our Class A common stock from 75 million to 200 million shares. Currently, our authorized capital stock is as follows: 10 million shares of preferred stock; 75 million shares of Class A common stock; and 25 million shares of Class B common stock. Only the Class A common stock is the subject of this proposal.

Of the 75 million shares of Class A common stock currently authorized as of the Record Date, 37,432,848 shares of Class A common stock were issued and outstanding, 108,600 shares were held by us as treasury shares and 2,386,046 shares were reserved for issuance under our equity compensation plans. As a result, as of the Record Date, there were only 35,072,506 authorized shares of Class A common stock that were not reserved and that were available for issuance by us for any future business purposes.

Our Board has approved for submission to stockholders, and recommends that the stockholders approve, an amendment to our Certificate that will increase the total number of authorized shares of Class A common stock from 75 million to 200 million. The purpose of this increase is to provide a larger number of additional shares available for general corporate purposes. Uses for these additional shares in the future might include any one or more of the following: stock splits and stock dividends; stock-based acquisitions; raising additional equity capital; stock issued in connection with employee incentives; and other corporate uses.

In the recent past, our Board has carefully evaluated authorizing a stock split of our Class A common stock. However, we do not currently have enough available authorized shares to effect a split larger than a three-for-two split. If the stockholders approve the amendment increasing the total number of authorized shares of Class A common stock, then our Board will again strongly consider the merits of a stock split and may take action, including potentially at its regularly scheduled meeting immediately following the Annual Meeting, to effect such a split if our then-current business, market and industry dynamics warrant. By approving this increase now, in advance of any specific need but with the consideration of a potential stock split under the Board’s advisement, we believe that we will be able to act in a timely manner when a need does arise or the Board believes that it is in the best interests of our company and our stockholders to take action, without the delay and expense that would be required at that time in obtaining stockholder approval of such an increase at a special meeting of stockholders.

The additional shares of Class A common stock for which authorization is sought would be identical to, and have the same rights and privileges as, the shares of Class A common stock now authorized. Existing stockholders do not have any preemptive rights to purchase any shares of Class A common stock and will not have any such rights in the future. The additional shares, when authorized, may be issued by the Board at any time without further stockholder approval unless required by the General Corporation Law of the State of Delaware, NASDAQ Stock Market rules or our Amended and Restated Certificate of Incorporation.

Our Board does not intend to issue any shares of Class A common stock except for purposes and on terms that the Board believes to be in the best interests of the stockholders and our company. However, the availability of additional authorized shares for issuance could render more difficult or discourage attempts to obtain control of our company. Depending on the purpose and terms of issuance at the time, any future issuance of shares of Class A common stock might or might not have a dilutive effect on our stockholders at that time.

If our stockholders approve these proposed amendments as well as the proposed amendments to Article FOURTH that are set forth in Proposal 2, then the amended and restated Article FOURTH will take into account the proposed amendments set forth in both Proposal 2 and Proposal 3.

The proposed amendment would amend and restate the first paragraph of Article FOURTH of the Certificate to read as follows (proposed additions are indicated by underlining and proposed deletions are indicated by overstriking):

“FOURTH: Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is ~~110,000,000~~ 235,000,000 shares of capital stock, consisting of (i) ~~75,000,000~~ 200,000,000 shares of class A common stock, par value $0.01 per share (the “Class A Common Stock”), (ii) 25,000,000 shares of class B common stock, par value $0.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and (iii) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).”

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” ADOPTION OF THE AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CLASS A COMMON STOCK.

APPROVAL OF AMENDMENTS TO OUR AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION TO ELIMINATE REFERENCES TO OUR CLASS B COMMON STOCK AND

RENAME OUR CLASS A COMMON STOCK

(Proposal 3)

Our Certificate currently authorizes the issuance of 25 million shares of Class B common stock. Pursuant to the terms of our Certificate, the issued and outstanding shares of Class B common stock, all of which were held by our former controlling stockholder and its affiliate, were automatically converted into Class A common stock in 2004. We are not authorized under the Certificate to issue any additional shares of Class B common stock. As a result, our common equity has consisted since 2004 solely of Class A common stock, and we have no further ability to issue additional shares of Class B common stock.

Accordingly, our Board has approved for submission to stockholders, and recommends that the stockholders approve, an amendment to our Certificate that will remove all references to Class B common stock, including but not limited to provisions relating to the rights and privileges of the Class B stock and the conversion of the Class B common stock into Class A common stock, and to rename our remaining class of common equity - our Class A common stock - as simply our “Common Stock.” Article FOURTH and Article NINTH of our Certificate, as proposed to be amended pursuant to this proposal, are as set forth in Appendix A to this proxy statement.

Our Board believes that the adoption of these amendments is advisable because the amendments simplify the Certificate by removing references to the Class B common stock, which is a class of common stock that may no longer be issued by us. Additionally, our Board believes that the amendment to rename the Class A common stock as “Common Stock” will help to eliminate any mistaken belief on the part of the investing public and/or others who report on or follow our publicly-traded equity securities that we may have outstanding another class of common equity. The proposed amendments do not change any substantive provisions of our Certificate or alter the rights and privileges pertaining to our Class A common stock or the holders thereof.

Our Board does not believe that there are any disadvantages or anti-takeover effects to these proposed amendments. Further, our Board believes that the proposed amendments will have no impact on the publicly traded shares of Class A common stock or on the share price of the Class A common stock because the proposed amendments are of a “clean up” nature only.

If our stockholders approve these proposed amendments as well as the proposed amendments to Article FOURTH that are set forth in Proposal 3, then the amended and restated Article FOURTH will take into account the proposed amendments set forth in both Proposal 2 and Proposal 3.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” ADOPTION OF THE AMENDMENTS TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE REFERENCES TO THE CLASS B COMMON STOCK AND TO RENAME THE CLASS A COMMON STOCK.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 4)

Deloitte & Touche LLP served as our independent registered public accounting firm for 2007, and has served as our independent registered public accounting firm since 2002. A representative of Deloitte & Touche LLP is expected to be present at our Annual Meeting and will be given the opportunity to make a statement and answer appropriate questions that may be asked by stockholders.

Our Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for 2008, subject to stockholder ratification at our Annual Meeting.

Our Audit Committee Charter does not require that our stockholders ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate governance practice. If our stockholders do not ratify the selection, our Audit Committee will reconsider whether to retain Deloitte & Touche LLP, but still may retain them. Even if the selection is ratified, our Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Fees billed to us by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte Entities”) for the years ended December 31, 2007 and 2006 were as follows:

Audit Fees

The aggregate fees billed for the audit of our 2007 and 2006 annual financial statements, for work in 2007 and 2006 in connection with the attestations required by Section 404 of the Sarbanes-Oxley Act of 2002 related to our internal control over financial reporting, for the reviews of the financial statements included in our 2007 and 2006 quarterly reports on Form 10-Q including services related thereto such as statutory audits, regulatory filings and for other attest services, were $2,412,000 and $779,000, respectively.

Audit-Related Fees

The aggregate fees billed for audit-related services for 2007 and 2006 were $278,000 and $683,000, respectively. These fees relate primarily to financial due diligence assistance in connection with our acquisition of DBT and audits of our employee benefit plans.

Tax Fees

The aggregate fees billed for corporate tax services and tax planning and advice in connection with our acquisition of DBT for 2007 and 2006 were $1,236,000 and $943,000, respectively. These fees were for tax consultation and planning that were related to various federal, state and international issues.

All Other Fees

There were no other fees billed by the Deloitte Entities for 2007 or 2006.

Our Audit Committee considered the non-audit services provided by the Deloitte Entities and determined that the provision of such services was compatible with maintaining the Deloitte Entities’ independence. Our Board also adopted a policy prohibiting us from hiring the Deloitte Entities personnel at the manager or partner level who have been directly involved in performing auditing procedures or providing accounting advice to us. All services performed in connection with the fees reported under the headings Audit- Related Fees and Tax Fees were pre-approved by our Audit Committee.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who own more than 10% of our Common Stock to file with the SEC and with the NASDAQ Stock Market reports of ownership and changes in ownership of our Common Stock. Directors, executive officers and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on review of such reports furnished to us or written representations that no other reports were required, we believe that, during 2007, our directors and executive officers complied with all applicable Section 16(a) filing requirements, with the exception of late Form 4s filed by or on behalf of Messrs. Crutcher, Scharp, Little, Purdum, Krueger and Bosbous. All late Form 4s were filed as soon as possible after we were apprised of the relevant transactions or late filings.

STOCKHOLDER PROPOSALS

A stockholder who intends to present a proposal for action at any annual meeting and who desires that such proposal be included in our proxy materials must submit the proposal to us in advance of the meeting. Proposals for our annual meeting to be held in 2009 must be received by us at our headquarters, directed to the attention of the Secretary, no later than November 30, 2008. Under SEC rules relating to the discretionary voting of proxies at stockholder meetings, if a proponent of a matter for stockholder consideration (other than a stockholder proposal) fails to notify us at least 45 days prior to the month and day of mailing the prior year’s proxy statement, then management proxies are allowed to use their discretionary voting authority if a proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement. Therefore, any such matters must be received by us by February 14, 2009 in the case of our 2009 annual meeting of stockholders. We are not aware of any such proposals for our Annual Meeting. Our Bylaws also establish advance notice procedures as to (i) business to be brought before an annual meeting of stockholders other than by or at the direction of our Board; (ii) the nomination, other than by or at the direction of our Board, of candidates for election as directors; and (iii) the request to call a special meeting of stockholders. Under our Bylaws, written notice of stockholder proposals for our 2009 annual meeting which are not intended to be considered for inclusion in next year’s annual meeting proxy materials (stockholder proposals submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934) must be received by us at our principal office, directed to the attention of the Secretary, no later than January 24, 2009 and must contain the information specified in our Bylaws. Any stockholder who wishes to take such action should obtain a copy of the Bylaws and may do so by written request addressed to our Secretary at our principal executive offices.

COST OF PROXY SOLICITATION

We will pay the cost of preparing, printing and mailing proxy materials as well as the cost of soliciting proxies on behalf of our Board. In addition to using the mail services, our officers and other regular employees, without additional remuneration, may solicit proxies in person and by telephone, e-mail or facsimile transmission. We have retained LaSalle Bank N.A. to serve as the inspector of election for our Annual Meeting. We will reimburse brokers, nominees and custodians who hold our Common Stock in their names and who solicit proxies from the beneficial owners for out-of-pocket and reasonable clerical expenses.

OTHER MATTERS

Pursuant to the rules of the SEC, services that deliver our communications to our stockholders through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of our annual report to stockholders and this proxy statement. Upon written request, we will promptly deliver a separate copy of our annual report to stockholders and/or this proxy statement to any stockholder at a shared address to which a single copy of each document was delivered. Stockholders may notify us of their requests in writing and addressed to Investor Relations, Bucyrus International, Inc., Post Office Box 500, 1100 Milwaukee Avenue, South Milwaukee, Wisconsin 53172-0500.

ANNUAL REPORT

We are mailing our Annual Report to Stockholders, including our audited financial statements for the year ended December 31, 2007, with this proxy statement, although the Annual Report is not a part of this Proxy Statement or a part of the proxy soliciting material.

We will furnish to any stockholder, without charge, a copy of our 2007 Annual Report on Form 10-K (without exhibits). Requests for the Form 10-K must be in writing and addressed to Investor Relations, Bucyrus International, Inc., Post Office Box 500, 1100 Milwaukee Avenue, South Milwaukee, Wisconsin 53172-0500. The Form 10-K can also be viewed or requested on our Internet site (www.bucyrus.com).

By Order of our Board of Directors, Bucyrus International, Inc.

Craig R. Mackus Chief Financial Officer and Secretary

South Milwaukee, Wisconsin

March 30, 2008

Appendix A

PROPOSED AMENDMENTS TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE REFERENCES TO THE CLASS B COMMON STOCK AND RENAME THE CLASS A COMMON STOCK

The proposed amendments would amend and restate Article FOURTH and Article NINTH of the Certificate to read as follows (proposed additions are indicated by underlining and proposed deletions are indicated by overstriking):

FOURTH: Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is ~~110,000,000~~85,000,000 shares of capital stock, consisting of (i) 75,000,000 shares of ~~class A~~ common stock, par value $0.01 per share (the ~~“Class A Common Stock”), (ii) 25,000,000 shares of class B common stock, par value $0.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the~~ “Common Stock”), and (~~iii~~ii) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

(a) Common Stock. The powers, preferences and rights, and the qualifications, limitations and restrictions, ~~of each class~~ of the Common Stock are as follows:

~~(i)~~	~~Ranking. Except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation, the powers, preferences and rights of the holders of Class A Common Stock and holders of Class B Common Stock, and the qualifications, limitations and restrictions thereof, shall be in all respects identical.~~

(i)	~~(ii)~~ Voting. ~~Except as otherwise expressly required by law or provided in this Amended and Restated Certificate of Incorporation, and subject to any voting rights provided to holders of Preferred Stock at any time outstanding, the holders of any outstanding shares of Class A Common Stock and the holders of any outstanding shares of Class B Common Stock shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, or upon which a vote of stockholders is otherwise duly called for by the Corporation.~~ At each annual or special meeting of stockholders, each holder of record of shares of ~~Class A~~ Common Stock on the relevant record date shall be entitled to cast one (1) vote in person or by proxy for each share of the ~~Class A Common Stock standing in such holder’s name on the stock transfer records of the Corporation, and each holder of record of shares of Class B Common Stock on the relevant record date shall be entitled to cast two (2) votes in person or by proxy for each share of Class B~~ Common Stock standing in such holder’s name on the stock transfer records of the Corporation.

(ii)	~~(iii)~~ No Cumulative Voting. ~~Neither the~~The holders of ~~shares of Class A Common Stock nor the holders of shares of Class B~~ Common Stock shall not have cumulative voting rights.

~~(iv)~~	~~Amendments Affecting Stock.~~

(iii)	~~(1)~~ Amendments Affecting Stock. So long as any shares of ~~Class A~~ Common Stock are outstanding, the Corporation shall not, without the affirmative vote of at least a majority (or such higher percentage, if any, as may then be required by applicable law) of the outstanding shares of ~~Class A~~ Common Stock ~~voting as a single class~~, (x) amend, alter or repeal any provision of this Article FOURTH setting forth the terms of the ~~Class A~~ Common Stock so as to adversely affect the rights, preferences, qualifications, limitations or restrictions of the ~~Class A~~ Common Stock or (y) take any other action upon which the vote of the holders of outstanding shares of ~~Class A Common Stock is required by law.~~

~~(2) So long as any shares of Class B Common Stock are outstanding, the Corporation shall not, without the affirmative vote of at least a majority (or such higher percentage, if any, as may then be required by applicable law) of the outstanding shares of Class B Common Stock voting as a single class, (x) amend, alter or repeal any provision of this Article FOURTH setting forth the terms of the Class B Common Stock~~

~~so as to adversely affect the rights, preferences, qualifications, limitations or restrictions of the Class B Common Stock or (y) take any other action upon which the vote of the holders of outstanding shares of Class A~~ Common Stock is required by law.

(iv)	~~(v)~~ Dividends; Stock Splits. Subject to any rights provided to holders of Preferred Stock at any time outstanding, and subject to any other provisions of this Amended and Restated Certificate of Incorporation, as it may be amended from time to time, holders of shares of ~~Class A Common Stock and shares of Class B~~ Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

~~(1) If, at any time, a dividend or other distribution in cash or other property (other than dividends or other distributions payable in shares of Common Stock or other voting securities of the Corporation, or rights, options or warrants to purchase shares of Common Stock or other voting securities of the Corporation or securities convertible into or exchangeable for shares of Common Stock or other voting securities of the Corporation) is declared or paid on the shares of Class A Common Stock or shares of Class B Common Stock, a like dividend or other distribution in cash or other property shall also be declared or paid, on the shares of Class B Common Stock or shares of Class A Common Stock, as the case may be, in an equal amount per share.~~

~~(2) If, at any time, a dividend or other distribution payable in shares of Common Stock or other voting securities of the Corporation, or rights, options or warrants to purchase shares of Common Stock or other voting securities of the Corporation, or securities convertible into or exchangeable for shares of Common Stock or other voting securities of the Corporation (“Voting Securities”) is paid or declared on shares of Class A Common Stock or Class B Common Stock, a like dividend or other distribution shall also be paid or declared, on the shares of Class B Common Stock or Class A Common Stock, as the case may be, in an equal amount per share, provided that the Voting Securities which shall be paid on the Class B Common Stock shall have two times the number of votes per share as the Voting Securities which shall be paid on the Class A Common Stock; and provided, further that, for this purpose, if a dividend consisting of shares of Class A Common Stock or other voting securities of the Corporation, or rights, options or warrants to purchase shares of Class A Common Stock or other voting securities of the Corporation or securities convertible into or exchangeable for shares of Class A Common Stock or other voting securities of the Corporation is paid on shares of Class A Common Stock, and a dividend consisting of shares of Class B Common Stock or voting securities identical to the other voting securities paid on the shares of Class A Common Stock (except that the voting securities which shall be paid on the Class B Common Stock shall have two times the number of votes per share as the other voting securities to be received by the holders of the Class A Common Stock) or rights, options or warrants to purchase shares of Class B Common Stock or such other voting securities or securities convertible into or exchangeable for shares of Class B Common Stock or such other voting securities is paid on shares of Class B Common Stock, in an equal amount per share of Class A Common Stock and Class B Common Stock, such dividend or other distribution shall be deemed to be a like dividend or other distribution.~~

~~(3) The Corporation shall not have the power to issue shares of Class B Common Stock as a dividend or other distribution paid on shares of Class A Common Stock.~~

~~(4) In the case of any split, subdivision, combination or reclassification of shares of Class A Common Stock or Class B Common Stock, the shares of Class B Common Stock or Class A Common Stock, as the case may be, shall also be split, subdivided, combined or reclassified so that the respective numbers of shares of Class A Common Stock and Class B Common Stock outstanding immediately following such split, subdivision, combination or reclassification shall bear the same relationship to each other as did the respective numbers of shares of Class A Common Stock and Class B Common Stock outstanding immediately prior to such split, subdivision, combination or reclassification, such that the relative voting rights of the shares of Class A Common Stock and Class B Common Stock remain the same.~~

(v)	~~(vi)~~ Liquidation, Dissolution, etc. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of ~~Class A Common Stock and the holders of shares of Class B~~ Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors and to the holders of any Preferred Stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them~~, respectively, without regard to class~~.

~~(vii)~~	~~Merger, etc. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of each share of Class A Common Stock and Class B Common Stock shall be entitled to receive the same consideration on a per share basis; provided that, if such consideration shall consist in any part of voting securities (or of options or warrants to purchase, or of securities convertible into or exchangeable for, voting securities), the holders of shares of Class B Common Stock shall receive, on a per share basis, voting securities with two times the number of votes per share as those voting securities to be received by the holders of shares of Class A Common Stock (or options or warrants to purchase, or securities convertible into or exchangeable for, voting securities with two times the number of votes per share as those voting securities issuable upon exercise of the options or warrants to be received by the holders of the shares of Class A Common Stock, or into which the convertible or exchangeable securities to be received by the holders of the shares of Class A Common Stock may be converted or exchanged).~~

(vi)	~~(viii)~~ No Preemptive or Subscription Rights. No holder of shares of ~~Class A Common Stock or Class B~~ Common Stock shall be entitled to preemptive or subscription rights.

~~(ix)~~	~~Rights of Class B Common Stock.~~

~~(1) The holder or holders of the Class B Common Stock shall have such voting powers as are set forth herein and as are required by the GCL.~~

~~(2)(A) The Class B Common Stock shall be beneficially owned only by Bucyrus Holdings, LLC (“Holdings”) or AIP/BI LLC, each a limited liability company organized under the laws of the State of Delaware, and their respective Affiliates (as defined below) and their respective successors and any purported sale, pledge, transfer, assignment or disposition of shares of Class B Common Stock to any person or legal entity other than Holdings or AIP/BI LLC and their respective Affiliates and their respective successors shall result in the automatic conversion of such transferred shares of Class B Common Stock into an equal number of validly issued, fully paid and nonassessable shares of Class A Common Stock, effective immediately upon any such purported sale, pledge, transfer, assignment or disposition of shares of Class B Common Stock, provided that a pledge of shares of Class B Common Stock, prior to default thereunder, which does not grant to the pledgee the power to vote or direct the vote of the pledged securities or the power to vote or direct the disposition of the pledged securities prior to a default, without any foreclosure or transfer of ownership shall not trigger the conversion of such Class B Common Stock.~~

~~(B) Holdings and AIP/BI LLC and their respective Affiliates shall also have the right to voluntarily convert any portion of the shares of Class B Common Stock held by such party into an equal number of validly issued, fully paid and nonassessable shares of Class A Common Stock at any time by submitting a notice of such election to the Corporation, setting forth the number of shares of Class B Common Stock to be so converted.~~

~~(C) In the event of any conversion of Class B Common Stock pursuant to this Article FOURTH, Section (a)(ix)(2), certificates formerly representing outstanding shares of Class B Common Stock will thereafter be deemed to represent an equal number of shares of Class A Common Stock until the certificates representing such Class B Shares are promptly exchanged for new certificates representing an equal number of Class A Shares, as contemplated by Article FOURTH, Section (a)(ix)(6) below. “Affiliate” of any person or legal entity (a “person”) shall mean (a) any person which, directly or indirectly, is in control of, is controlled by, or is under common control with such person, or (b) any person who is a director, managing member, general partner or officer (i) of such person, (ii) of any subsidiary of such person or (iii) of any~~

~~person described in clause (a) above. For purposes of this definition, control of a person shall mean the power, direct or indirect, (x) to vote 10% or more of the securities having ordinary voting power for the election of directors, managing members or general partners of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.~~

~~(3) Upon any conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to Article FOURTH, Section (a)(ix)(2), no adjustment with respect to dividends shall be made; only those dividends shall be payable on the shares so converted as have been declared and are payable to holders of record of shares of Class B Common Stock as of a record date prior to the conversion date with respect to the shares so converted; and only those dividends shall be payable on shares of Class A Common Stock issued upon such conversion as have been declared and are payable to holders of record of shares of Class A Common Stock as of a record date on or after such conversion date.~~

~~(4) Shares of the Class B Common Stock converted into shares of Class A Common Stock pursuant to Article FOURTH, Section (a)(ix)(2) shall be retired and the Corporation shall not be authorized to reissue such shares of Class B Common Stock.~~

~~(5) Such number of shares of Class A Common Stock as may from time to time be required for issuance upon conversion of outstanding shares of Class B Common Stock pursuant to Article FOURTH, Section (a)(ix)(2) shall be at all times reserved for such purpose.~~

~~(6) As promptly as practicable after the presentation and surrender for conversion, during usual business hours at any office or agency of the Corporation, of any certificate representing shares (or fractions of shares) of Class B Common Stock that have been converted into shares of Class A Common Stock pursuant to Article FOURTH, Section (a)(ix)(2) hereof, the Corporation shall issue and deliver at such office or agency, to or upon the written order of the holder thereof, a certificate an equal number of shares of Class A Common Stock issuable upon such conversion. The issuance of certificates for shares of Class A Common Stock issuable upon the conversion of shares of Class B Common Stock held by the registered holder thereof shall be made without charge to the converting holder for any tax imposed on the Corporation in respect to the issue thereof. The Corporation shall not, however, be required to pay any tax which may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the registered holder of the shares being converted, and the Corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the issue thereof shall have paid to the Corporation the amount of such tax or has established to the satisfaction of the Corporation that such tax has been paid.~~

(b) Preferred Stock. The Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the GCL, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

(c) Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized~~, other than shares of Class B Common Stock (except that the Corporation shall be permitted to issue additional shares of Class B Common Stock as expressly set forth in this Article FOURTH(a)(ix)(c) below)~~ to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law~~, provided that the Corporation shall have the power to issue shares of Class B Common Stock as dividends or distributions on outstanding shares of Class B Common Stock as set forth in Article FOURTH Section(a)(v) hereof.~~ . Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law. ~~Shares of the Class B Common Stock purchased by the Company pursuant to this Article FOURTH, Section (c) shall convert into shares of Class A Common Stock and the Corporation shall only be authorized to reissue such shares as Class A Common Stock.~~

NINTH: Stockholder Meetings.

(a) Action by Consent In Lieu of a Meeting. The ~~holders of the Class B Common Stock shall have the right to act by written consent in accordance with the procedures set forth in the Bylaws of the Corporation. Except as otherwise set forth above, the~~ ability of stockholders to consent in writing is hereby specifically denied and any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

(b) Special Meetings. Except as required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to the payment of dividends or distributions upon liquidation which may be designated in the certificate of designations or other instrument setting the rights and preferences of such security, special meetings of stockholders of the Corporation of any class or series for any purpose or purposes may only be called by (i) the Chairman, if there be one, (ii) the President, or (iii) the Secretary and shall be called by any such officer at the request in writing of (i) the Board of Directors~~,~~ or (ii) a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers and authority include the power to call such meetings pursuant to a resolution stating the purpose or purposes thereof approved by a majority of the directors then in office~~, or (iii) upon the written request of the holders of a majority of the Class B Common Stock filed with the Secretary of the Corporation~~. Such request shall state the purpose or purposes of the proposed meeting. At a Special Meeting of Stockholders, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto). Except as otherwise set forth above, the ability of stockholders to call a special meeting of stockholders is hereby specifically denied.

(c) Stockholder Nomination of Director Candidates and Other Stockholder Proposals. Advance notice of stockholder nominations for the election of directors and of the proposal by stockholders of any other action to be taken by the stockholders shall be given in such manner as shall be provided in the Bylaws of the Corporation.

PROXY	PROXY

BUCYRUS INTERNATIONAL, INC.

1100 Milwaukee Avenue

South Milwaukee, WI 53172

2008 Annual Meeting of Stockholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Craig R. Mackus and John F. Bosbous, and each of them, as Proxies, each with full power of substitution, and hereby authorizes them to vote, as designated below, all Class A Common Shares of Bucyrus International, Inc. held of record by the undersigned on February 25, 2008, that the undersigned is entitled to vote and would possess if personally present, at the Annual Meeting of Stockholders to be held Thursday, April 24, 2008 at 10:00 a.m. Central Standard Time at our headquarters located at 1100 Milwaukee Avenue, South Milwaukee, Wisconsin and all adjournments or postponements thereof. All Proxies present at the meeting, and if only one is present, then that one, may exercise the power granted hereunder.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEE AND FOR PROPOSALS 2, 3 AND 4.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲  FOLD AND DETACH HERE  ▲

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The Board of Directors recommends a vote “FOR” the director nominee and “FOR” proposals 2, 3 and 4.

Mark Here for Address Change or Comments PLEASE SEE	☐

REVERSE SIDE

				FOR	AGAINST	ABSTAIN

1. Election of Director: Nominee:			2. Proposal to approve an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Class A common stock.	☐	☐	☐

01 Gene E. Little	FOR ☐	WITHHELD ☐	3. Proposal to approve amendments to our Amended and Restated Certificate of Incorporation to eliminate references to Class B Common Stock and rename the Class A Common Stock.	☐	☐	☐

			4. Proposal to ratify the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for 2008.	☐	☐	☐

In their discretion, the Proxies are authorized to vote such otherbusiness as may properly come before the meeting.

Dated:	, 2008

Signature

Signature if held jointly

Please sign exactly as your name appears above. When shares areheld by joint tenants, both should sign. When signing as attorney,executor, administrator, trustee or guardian, please give full title assuch. If a corporation, please sign in full corporate name byPresident or other authorized officer. If a partnership, please sign inpartnersh p name by authorized person.

▲ FOLD AND DETACH HERE ▲

YOUR VOTE IS IMPORTANT!

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY

USING THE ENCLOSED ENVELOPE.